Exhibit 10.15

EXECUTION VERSION

INVESTMENT MANAGEMENT AGREEMENT

INVESTMENT MANAGEMENT AGREEMENT (the "Agreement"), made as of the 13th day of January, 2016, among Houston Specialty Insurance Company, Imperium Insurance Company and Great Midwest Insurance Company (collectively, the "Client") and Arena Investors, LP, a Delaware limited partnership, as investment adviser (referred to herein as the "Investment Adviser").

WHEREAS, each of the Client's constituent entities is a Texas-domiciled insurance company;

WHEREAS, the Client desires to retain the Investment Adviser to perform certain investment management services with respect to an account containing a designated portion of the Client's assets, which will consist of such cash and securities as the Client designates plus or minus such additions or withdrawals as the Client shall make from time to time in accordance with this Agreement (the "Account"); and

WHEREAS, the Investment Adviser desires to undertake to perform such services in respect of the Account pursuant to the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            THE ACCOUNT.

(a)            Account Assets. On or about the date agreed upon between the Client and the Investment Adviser for the commencement of the investment of the assets of the Account (the "Effective Date"), the Client will, subject to the terms hereof, establish the Account. The Client shall maintain such Account and shall make capital available to the Investment Adviser in accordance with the terms hereof. The assets in such Account, as altered from time to time by the investment, reinvestment or disposition thereof, are collectively referred to herein as the "Account Assets."

(b)            Client Ownership. Notwithstanding anything herein to the contrary, all Account Assets in the Account are assets of, and solely owned by, the Client and remain such at all times. No right, duty, power or authorization granted to the Investment Adviser herein shall affect or be deemed to affect in any manner the Client's sole ownership of all Account Assets.

(c)            Opening of Bank Accounts; Appointment of Custodian. The Client hereby delegates to the Investment Adviser responsibility for opening up bank accounts, engaging prime brokers and appointing a custodian recommended by the Investment Adviser (the "Custodian") in respect of the Account. In connection therewith, the Client agrees to cooperate with the Investment Adviser and promptly provide any documentation or signatures required in connection with opening such accounts, engaging such prime brokers and appointing the Custodian.

(d)            Transaction Procedures. All transactions will be consummated by payment to, or delivery by, the Client or the Custodian, of all cash and/or securities due to or from the Account. The Investment Adviser shall not act as custodian for the Account, but may issue such instructions to the Custodian as may be appropriate in connection with the settlement of transactions initiated by the Investment Adviser pursuant to Section 3 hereof. Instructions of the Investment Adviser to the Client and/or the Custodian shall be made in writing sent by electronic mail or, at the option of the Investment Adviser, orally and confirmed in writing as soon as practical thereafter, and the Investment Adviser shall instruct all brokers and dealers executing orders on behalf of the Account to forward to the Client and/or the Custodian copies of all confirmations promptly after execution of transactions. The Investment Adviser shall not be responsible for any loss incurred by reason of any act or omission of any broker or dealer or the Custodian; provided, however, that the Investment Adviser will make reasonable efforts to require that brokers and dealers selected by the Investment Adviser perform their obligations with respect to the Account.

(e)            Custodian Responsibility. The Investment Adviser shall not be liable to the Client for (i) any failure of the Custodian to perform its responsibilities to the Account, including, but not limited to, any losses that arise from the failure of the Custodian to notify the Investment Adviser of any notices affecting called securities, deadline expirations, dates and capital reorganization events affecting the securities in the Account or (ii) any liability or loss with respect to the transmittal or safekeeping of cash, securities or other assets. It is understood that all transactions effected by the Investment Adviser for the Account shall be at the Client's expense and risk, and the Client accepts responsibility for all indebtedness, losses, calls for payment and other liabilities sustained. The Client shall promptly pay all costs and other amounts involved on demand.

2.            APPOINTMENT OF THE INVESTMENT ADVISER. The Client hereby appoints the Investment Adviser to act as Investment Adviser for it in respect of the Account for the period and on the terms set forth in this Agreement. By executing this Agreement, the Investment Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided, including on Exhibit A hereto.

3.            DUTIES OF THE INVESTMENT ADVISER.

(a)            Subject in each case to any requirement to obtain the Compliance Approval (as defined below) pursuant to Section 3(b), if applicable, the Investment Adviser shall have, and is hereby granted the following discretionary authorities, powers, and rights, for the Account and in the name of the Client in respect of the Account: buying, selling (including short selling), and trading, on margin or otherwise, any Admitted Asset. For these purposes, an "Admitted Asset" means: (i) United States currency; (ii) bonds issues by the State of Texas; (iii) bonds or other evidences of indebtedness of the United States the principal and interest of which are guaranteed by the United States; (iv) bonds or other interest-bearing evidences of indebtedness of a country or municipality of the State of Texas; (v) notes secured by first mortgages—(A) on otherwise unencumbered real property in the State of Texas the title to which is valid and (B) the payment of which is insured wholly or partly by the United States; (vi) government obligations of any state of the United States or a province of Canada; (vii) stock of national or state banks; (viii) deposits in Certain Financial Institutions (as defined in the Texas Insurance Code); (ix) certain obligations of a partnership or corporation; (x) mutual funds; (xi) real property; (xii) obligations secured by real property loans; (xiii) transportation equipment; (xiv) investment in a foreign jurisdiction; (xv) certain loans on the pledge of any mortgage, stock, bond or other evidence of indebtedness acceptable as an investment as long as the value of the collateral is 25% more than the amount of the loan; (xvi) obligations of Local Government Entities (as defined in the Texas Insurance Code); (xvii) notes or bonds issued by the University of Texas; (xviii) bonds issues, assumed or guaranteed in the international market; (xix) other bonds or notes specifically authorized by the Texas Insurance Code; (xx) certain dollar roll, repurchase, reverse repurchase and securities lending transactions; (xxi) certain risk control transactions (derivative instruments); (xxii) short term investment pools (strict limitations on types of investments in pool); and (xviii) other assets as long as they are (A) not specifically identified within the Accounting Practices and Policies, or any subsequently promulgated rules or regulations, of the Texas Insurance Code as a "nonadmitted asset" and (B) specifically identified within the Accounting Practices and Policies, or any subsequently promulgated rules or regulations, of the Texas Insurance Code as an "admitted asset."

(b)            Prior to the purchase of, or entry into a short position in respect of, any Admitted Asset (each, a "Purchase Transaction"), the Investment Adviser shall provide the Client reasonably in advance of any such Purchase Transaction sufficient information to enable the Client to confirm that the Purchase Transaction complies with state insurance regulatory laws applicable to the Client. The Investment Adviser shall not be authorized to enter into any such Purchase Transaction until the foregoing confirmations have been received (which may be via email, facsimile or telephone) from the Client (such confirmations, the "Compliance Approval"). The Client shall confirm its willingness or unwillingness to provide the Compliance Approval as soon as practicable after advance notice by the Investment Adviser, it being understood that the Investment Adviser shall not be responsible for any losses that result from the Client's failure to respond in a timely manner. For the avoidance of doubt, the Investment Adviser shall not be obligated to seek a new Compliance Approval from the Client (i) as a result of any change in terms of a Purchase Transaction prior to the closing of such Purchase Transaction unless there is a fundamental change in the underlying collateral or asset implicated by such Purchase Transaction or (ii) in connection with the sale of any asset acquired pursuant to this Agreement. Each of the Client and the Investment Adviser agrees that upon the six month anniversary of this Agreement, the Client and the Investment Adviser shall review and discuss in good faith the process and necessity for obtaining the Compliance Approvals and eliminate or amend such process as mutually agreed upon by the Client and the Investment Adviser.

(c)            The Investment Adviser is authorized to engage in loan origination activity.

(d)            Notwithstanding Section 3(a), 3(b) and 3(c), the Investment Adviser's management of the Account shall be consistent with the Investment Guidelines set forth in Exhibit B hereto.

(e)            The Investment Adviser may cause the Client to open accounts (including cash or securities accounts) in the name of, or otherwise on behalf of, the Client, with prime brokers, other broker-dealers, banks, futures commission merchants, any counterparty and custodians. Subject to Section 1(c), the Investment Adviser shall have full discretionary authority over any such account and any assets therein and may direct such counterparties, on behalf of the Client, to transfer or deploy such assets. Subject to its duty of best execution, the Investment Adviser is not required to select the broker offering the lowest brokerage commission for any transaction and may take into consideration other factors in selecting brokers for the Client's transactions.

(g)            Subject to Section 3(b), the Investment Adviser is authorized to cause the Client to borrow monies from time to time (and to pledge, mortgage, hypothecate or encumber the assets in the Account, and issue notes or other evidences of indebtedness, in connection therewith) through leverage facilities entered into in advance or through margin provided by prime brokers, on such terms and subject to such conditions as the Investment Adviser may determine but, in all cases, consistent with the Investment Guidelines set forth in Exhibit B hereto. In connection therewith, the Client agrees to cooperate with the Investment Adviser and promptly provide any documentation or signatures required in connection with such matters.

(g)            The Investment Adviser shall allocate orders and investment opportunities among the Account and its other client and proprietary accounts in accordance with the Investment Adviser's allocation policy and in accordance with its fiduciary duties to the Client and the other client accounts. The Client acknowledges that while the Investment Adviser, its affiliates and their personnel will seek to allocate orders and investment opportunities in a manner that they believe is equitable to all their clients and proprietary accounts, such allocations may not necessarily be pro rata as to the Account and other participating entities and clients (due to differing objectives, availability of investable funds or other considerations) and, thus, there can be no assurance that a particular order or investment opportunity will be allocated in a particular manner. If conflicts arise in the allocation of investment opportunities, the Investment Adviser shall seek to resolve such conflicts equitably. The Client acknowledges that the foregoing policy does not require that each opportunity be made available to all accounts, leaving significant discretion to the Investment Adviser.

(h)            Where permitted by law, the Investment Adviser may aggregate orders occurring at approximately the same time, for the Account with its own orders, those of any affiliated company or any other client orders. The Client acknowledges and agrees that such aggregation of orders may on some occasions operate to the disadvantage of the Account.

(i)            With the consent of the Client, the Investment Adviser may cause the Account to engage in transactions with affiliates of the Investment Adviser.

(j)            Subject to Section 3(a) and 3(b), the Investment Adviser may from time to time form one or more partnerships, limited liability companies or other types of entities that are owned in part by the Account or other accounts managed by the Investment Adviser or affiliates of the Investment Adviser (each such entity or joint venture, an "Acquisition Vehicle"), the purpose of which is to purchase, own or dispose of investments and to allocate participation in such investments among the Account and the Investment Adviser's other accounts; provided that such Acquisition Vehicle shall not be subject to any additional management or performance fee.

(k)            The Investment Adviser shall consider whether and in what manner all rights conferred by investments should be exercised and exercise such rights accordingly. Without limiting the foregoing, but subject to Section 1(c), Section 3(a) and Section 3(b), the Investment Adviser shall have the power on behalf of the Client to purchase, sell, exchange, transfer, lend (with or without security), mortgage, pledge, hypothecate, and otherwise act to acquire, dispose of, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to investments and other property or funds held or owned by the Client in the Account.

4.            ADDITIONAL DUTIES OF THE INVESTMENT ADVISER.

(a)            The investment management services of the Investment Adviser to the Client in respect of the Account under this Agreement are not exclusive with respect to the Investment Adviser, and the Investment Adviser shall be free to provide similar services to others. It is agreed that the Investment Adviser may give advice and take action with respect to such other clients or for its own account(s) that may differ from the advice or the timing or nature of action taken with respect to the Account. Furthermore, the Investment Adviser shall have no obligation to recommend for purchase or sale for the Account any asset that the Investment Adviser or an affiliate may purchase, sell or originate for its own account or for the account of any of their respective clients.

(b)            The Investment Adviser shall not be liable to the Client or to any of the Client's affiliates or beneficial owners for any claim, loss, cost, indebtedness, liability, settlement or expense (including, without limitation, court costs, attorneys' fees and expenses, costs of investigation, expert witness fees, taxes and penalties) suffered by any such person that arises out of any action or inaction of the Investment Adviser, any of is respective affiliates, any Independent Representative, as applicable, if such person's course of conduct did not constitute willful misconduct, gross negligence, fraud or criminal wrongdoing in or about the conduct of the Investment Adviser's business or affairs on behalf of the Account or in the execution or discharge of such person's duties, powers, authorities or discretions (the "Standard of Care").

(c)            The Investment Adviser shall determine how to vote (or not vote) proxies in connection with the Account in a manner consistent with (i) its fiduciary duty to the Client in respect of the Account and (ii) its policies and procedures in respect of proxy voting, as disclosed in the Investment Adviser's Form ADV Part 2A.

(d)            The Investment Adviser shall use commercially reasonable efforts to provide the Client with a statement each month end for the Account within 20 days after month end, calculated according to the General Accepted Accounting Principles.

5.            COMPENSATION.

(a)            A management fee is calculated and deducted from the Account monthly in advance on the first day of each month and paid to the Investment Adviser or its affiliates in an amount equal to [***]% ([***]% per annum) of the balance of the Account payable on the first day of each month as described in the Schedule of Fees attached as Exhibit A hereto (the "Management Fee").

(b)            Further, a performance fee is calculated as of December 31 of each year and upon the date of any disposition of Set Aside Assets in connection with a withdrawal request and deducted from the Account equal to [***]% of the net profits for such period (including net profits on unrealized gains), subject to a "high water mark" provision, as described in the Schedule of Fees attached Exhibit A hereto (the "Performance Fee" or "Set Aside Fee").

(c)            The Client, through the execution of this Agreement, hereby provides its consent to the terms of the Schedule of Fees attached as Exhibit A hereto.

6.            EXPENSES.

(a)            Except as provided in Section 6(b) and Section 6(c) below, the Investment Adviser shall bear all of its separate expenses arising out of its duties hereunder, including all of its general overhead expenses (which include the rent of the offices which the Investment Adviser will occupy, compensation and benefits of the administrative staff of the Investment Adviser, maintenance of its books and records, and its fixed expenses, telephones, and general purpose office equipment).

(b)            The Client shall bear all of its own operating and investment expenses including, but not limited to: the fees as set forth on the Schedule of Fees attached hereto as Exhibit B; brokerage commissions; expenses relating to short sales; hedging expenses; clearing and settlement charges; custodial fees; bank service fees; administrative expenses; valuation and appraisal expenses; interest expenses; financing costs; investment-related expenses, including travel (both private and commercial) and due diligence expenses; professional fees relating to investments (including expenses of attorneys, consultants and experts); other costs, fees and expenses incurred in connection with the investigation, development, acquisition, consummation, ownership, maintenance, monitoring, hedging or disposition of investments; origination fees; costs of trade breaks; costs of trade errors to the extent consistent with the Investment Adviser's Trade Error Policy; expenses related to organizing and structuring any blockers of special purpose vehicles; tax structuring costs; costs of joint venture servicing; risk management expenses; legal fees and compliance expenses; expenses related to or in connection with any governmental inquiry, investigation or proceeding involving the Account, including the amounts of any judgments, settlements or fines paid in connection therewith; accounting and operations expenses (including the cost of accounting software packages); extraordinary expenses (including litigation, indemnification and contribution expenses); expenses related to unconsummated investments, transactions or joint venture arrangements; out-of-pocket expenses of asset management personnel; third party administrator expenses; insurance costs; fees and expenses of sub-advisers; cost of software in connection with investments (including fees of third party software developers); costs of relevant non-accounting software; expenses relating to quantitative analysis and software management services; fees and expenses of servicers of specific assets owned by the Account; costs of research, information systems, software and hardware; costs of participations and other forms of compensation provided to deal finders or sourcers; costs of other service providers to the Account, including the Investment Adviser's affiliate, Arena Management Co., LLC, in connection with its services to the Investment Adviser in respect of the Account (provided, for the avoidance of doubt, except as provided in Section 6(c) below, the salaries of the Investment Adviser's employees (whether employed directly or through service agreements with AMC), rent and other normal operating overhead of the Investment Adviser and its affiliates shall not be borne by the Account); costs of third parties that approve affiliated transactions and possibly other conflicts involving the Account (including the Independent Representative); and costs and expenses associated with the preparation and distribution of periodic reports to the Client. To the extent such costs, fees or expenses are incurred for the benefit of both the Account and other entities managed by the Investment Adviser or its affiliates, the Investment Adviser shall make a good faith allocation of such costs, fees or expenses among the Account and such entities.

(d)            Affiliates of the Investment Adviser may charge the Account a fee in connection with the management and servicing of certain portions of the Account's loan portfolio. This fee is in addition to the Management Fee already borne by the Account and will be used to facilitate the Investment Adviser or its affiliates in engaging personnel and incurring other overhead costs to manage loans in lieu of hiring an unaffiliated third-party service provider to provide these services. Any fee payable to the Investment Adviser or its affiliates will be comparable to a fee that a qualified independent third-party service provider would have charged to the Account for such services.

(e)          The Client shall promptly reimburse the Arena Parties (as defined below) for any costs and expenses set forth in Section 6(b) incurred by the Arena Parties on behalf of the Account. "Arena Party" means the Investment Adviser, any affiliate of the Investment Adviser and any member, partner, shareholder, director, officer, employee or agent of the Investment Adviser or any such affiliate. Client hereby authorizes the Custodian and agrees to cause the Custodian to reimburse such amounts to the Arena Parties to ensure the Client's compliance with this provision.

(f)            The Investment Adviser shall not be responsible for litigation costs and other extraordinary expenses of the Client.

7.            WITHDRAWALS.

a)            The Client shall have the right to make withdrawals from the Account in amounts designated by the Client (the "Withdrawal Amount") to be effective as of the last business day of any calendar month (each, a "Withdrawal Date"); provided that a written notice requesting such Withdrawal Amount (the "Withdrawal Notice") is provided to the Investment Adviser no later than ten (10) business days before the Withdrawal Date; provided, that any withdrawal that would bring the Account balance below the lesser of (i) $10,000,000 and (ii) 20% of the net asset value of the Account Assets as of the last month end shall be deemed a termination of this Agreement pursuant to Section 11. Subject to the authority of the Investment Adviser to retain amounts already designated for investment in a new investment, a follow-on investment or the satisfaction of anticipated expenses related to the Account, including for payment of taxes by the Client (as long as the need for such amount to satisfy tax liabilities has been communicated to the Investment Adviser at least 90 days in advance) (the "Reserve"), any Account Assets constituting cash or temporary cash equivalents as of such Withdrawal Date shall be used to satisfy such Withdrawal Amount and, to the extent so applied, the Agreement shall be deemed terminated in respect of such amounts.

b)            To the extent the cash and temporary cash equivalents in the Account as of the Withdrawal Date are insufficient to satisfy the Withdrawal Amount in full as of the Withdrawal Date, the Investment Adviser will designate the portion of such Withdrawal Amount attributable to assets that the Investment Adviser determines in its sole discretion cannot be readily liquidated (such portion of the Withdrawal Amount together with any Reserve, the "Set Aside Portion" and the related assets, the "Set Aside Assets"). Following the Withdrawal Date, the Set Aside Portion will not participate in any new Account Assets or follow-on investments in respect of existing Account Assets, but the related Set Aside Assets shall be managed in the same manner as for other clients of the Investment Adviser participating in such Account Assets and the Account will participate in any profits or losses associated with such Set Aside Assets. For the avoidance of doubt, such Set Aside Assets will be liquidated at the same time on behalf of all clients of the Investment Adviser, including the Client, and shall not be liquidated prematurely on behalf of the Client or its Account. Each Set Aside Asset will be tracked separately and to the extent any follow-on investment is made by the Account in such asset, it shall be treated as a new or separate Account Asset for purposes of allocating profits and losses in respect thereof.

c)            As and when the Set Aside Assets corresponding to the Set Aside Portion are realized (each such asset, a "Realized Set Aside Asset") or other payments are received by the Account attributable to such Set Aside Assets (including, but not limited to, dividends, principal and interest received in respect thereof), the Custodian shall distribute to the Client its Set Aside Percentage of the proceeds of such Realized Set Aside Asset, less (i) any additional reserve the Investment Adviser determines in its sole discretion may be necessary to satisfy liabilities (including future Management Fees in respect of any remaining Set Aside Portion) in respect of the remainder of such Set Aside Portion, (ii) any accrued Management Fees, and allocated expenses (to the extent not already paid from other sources) based on the Account's Set Aside Percentage of such Set Aside Asset, and (iii) any Set Aside Fee then payable pursuant to Exhibit A. Following such distribution, the Agreement shall be deemed terminated in respect of such amounts.

d)            Following any Withdrawal Date, a set aside percentage (a "Set Aside Percentage") shall be determined for the withdrawal equal to the Account's percentage participation in any Set Aside Assets in which other clients participate immediately prior to such Withdrawal Date multiplied by the percentage of such Account sought to be withdrawn. Profits and losses in respect of the Account's Set Aside Assets will be allocated based on the Account's Set Aside Percentage.

8.            INDEMNITY.

(a)            The Client shall indemnify to the fullest extent permitted by applicable law, out of its assets, the Investment Adviser and its affiliates, partners, directors, shareholders, officers, controlling persons, employees (and their respective affiliates, directors, shareholders, officers, controlling persons, employees, and agents), and agents (each of the foregoing being an "Indemnified Party") against any liabilities, claims, and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees and expenses reasonably incurred by such Indemnified Party in connection with the defense or disposition of any action, suit, or other proceeding, whether civil or criminal, before any court or administrative or investigative body, in which such Indemnified Party may be or may have been involved as a party or otherwise or with which such Indemnified Party may be or may have been threatened, in connection with this Agreement; except that, no Indemnified Party shall be indemnified hereunder against any liability or any expense of such Indemnified Party arising by reason of its violation of the Standard of Care.

(b)            The Client shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Client receives (i) a written affirmation of the Indemnified Party's good faith belief that the standard of conduct necessary for indemnification has been met and (ii) a written undertaking by or on behalf of the Indemnified Party to repay the amount paid or reimbursed if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified hereunder. Such obligation to make advance payments shall be on a pro rata basis based on the relative net asset values of the Account Assets to other funds or clients of the Investment Adviser from which indemnification is sought.

(c)          All determinations with respect to indemnification hereunder shall be made pursuant to Section 16 of this Agreement. All determinations to advance payment in connection with the expense of defending any proceeding shall be made in accordance with Section 8(b).

(d)            The rights accruing to any Indemnified Party under the provisions of this Section 8 shall not exclude any other right to which such Indemnified Party may be lawfully entitled.

(e)            The provisions of this Section 8 shall survive the termination of this Agreement or the termination of the services of the Investment Adviser.

The indemnification and exculpation provisions herein shall not be construed as a waiver of any rights of the Client under the U.S. securities laws.

9.            REPRESENTATIONS AND WARRANTIES.

(a)            The Client represents, warrants and agrees to the following:

(i)            The Client is duly organized, validly existing and in good standing (where such concept exists) under the laws of its jurisdiction of incorporation or formation and has all requisite power and authority to own its property, to conduct its business as currently conducted and to execute and deliver, and to perform its obligations under, this Agreement.

(ii)            This Agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of the Client, enforceable against such party in accordance with its terms.

(iii)            The execution and delivery of, and the performance by the Client of its obligations under this Agreement do not and will not result in a breach or constitute a violation of, conflict with, or constitute a default under, the certificate of incorporation or bylaws of the Client or any agreement or instrument to which it is a party or by which it or any of its property is bound, which breach, violation, conflict or default could have a material adverse effect on its ability to perform its obligations under this Agreement.

(iv)            The Client acknowledges the receipt of the Investment Adviser's Form ADV Part 2A and Part 2B on or prior to the Effective Date. The Client has reviewed the Investment Adviser's Form ADV Part 2A and Part 2B and acknowledges and understands the conflicts of interest disclosed therein.

(v)            The Client has carefully reviewed, understands and has agreed to the Schedule of Fees set forth in Exhibit A hereto, the Investment Guidelines set forth in Exhibit B hereto, Certain Conflicts of Interest set forth in Exhibit C hereto and Certain Risk Factors set forth in Exhibit D hereto. The Client has substantial knowledge and experience in business and financial matters. The Client can afford to bear the risks of the Investment Adviser's management of the Account, including the risk of losing the entire Account balance.

(vi)            The Client is and during the term of this Agreement will remain a "qualified purchaser" as defined in Section 2(a)(51)(A) of the U.S. Investment Company Act of 1940, as amended, and the rules promulgated thereunder and a "qualified institutional buyer" as defined in Rule 144A of the Securities Act. Further, the Client is an "Eligible Contract Participant" as defined under the Commodity Exchange Act.

(vii)            The Client has relied on the advice of its own professional advisers and is fully informed as to the legal, financial and tax aspects of the Investment Adviser's management of the Account.

(viii)            No assets of the Account constitute assets of (i) an employee benefit plan as defined in and subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) a plan as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), (iii) a governmental, church or non-U.S. plan subject to any Federal, State, local or non-U.S. law substantially similar to Section 406 of ERISA or Section 4975 of the Code (each of the foregoing, a "Plan"), or (iv) any entity the assets of which constitute assets of any such Plan.

(ix)            The Client is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

(x)            The Client represents and warrants that it is aware that the Investment Adviser and their affiliates may, on behalf of the Account, effect transactions (known as "cross trades") in which the Investment Adviser or one of their affiliates also is acting for other parties (including, without limitation, other funds or pooled investment vehicles established or advised by the Investment Adviser and their affiliates, such as funds for their employees) on the other side of the same transaction (including circumstances where the Investment Adviser or one of their affiliates acts as broker for both sides of the transaction), and may have a potentially conflicting division of loyalties and responsibilities regarding the Account and the other parties to the transaction. By executing this Agreement, the Client hereby authorizes and consents to any and all of the foregoing transactions, including any exercise by the Investment Adviser of its right to consent to such transactions on behalf of the Account, and agrees that it has read, understood and accepts the conflicts of interests described in Exhibit D. Further, the Client understands that because a portion of the Account's strategy may involve frequent acquisitions of loans originated by an affiliate of the Investment Adviser, AOC, or other affiliated parties, and the possible sale of a portion of those loans to affiliated clients of the Investment Adviser, certain conflict resolution procedures may be implemented to provide for the review of, and consent to, such transactions on behalf of the Account.

(xi)            The Client understands that the Investment Adviser is indirectly owned and controlled by The Westaim Corporation ("Westaim"), a Canadian corporation. In addition, Subscriber understands that Bernard Partners, LLC ("BernardCo"), an entity owned by Daniel Zwirn and certain other members of the management team of the Investment Adviser, may eventually earn a majority equity interest in the Investment Adviser, after which Westaim may retain certain veto rights over extraordinary actions designed to protect Westaim's economic interests in the Investment Adviser. The Investment Adviser does not anticipate that the change in equity ownership will have any effect on the day-to-day management or investment decision-making of the Investment Adviser, which are expected to remain with BernardCo. To the extent any such change in the equity ownership of the Investment Adviser represents an "assignment" or change of control within the meaning of the Advisers Act, the Client hereby consents to such assignment or, alternatively, consents to an independent representative with relevant experience, to provide consent to such assignment or change of control on behalf of the Client. The Client understands and agrees that any such consent given on its behalf will be binding on it and the Account.

(xii)            The Client represents and covenants that neither the Client, nor any person controlling or controlled by the Client, nor any person having a beneficial interest in the Account, is a Prohibited Investor1, and that the Account is not investing on behalf, or for the benefit, of any Prohibited Investor. Neither the Client nor any director, officer, partner, member, affiliate, or, if the Client is an unlisted company, any shareholder or beneficial owner of the Client is a Senior Foreign Political Figure,2 any member of a Senior Foreign Political Figure's Immediate Family3 or any Close Associate4 of a Senior Foreign Political Figure unless the Client has notified the Investment Adviser of such fact. The Client is not resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.5 The Account funds do not originate from, nor were they routed through, an account maintained at a Foreign Shell Bank,6 an offshore bank, a bank organized or chartered under the laws of a jurisdiction that has been designated by FATF as noncooperative with international anti-money laundering principles or a financial institution subject to special measures under Section 311 of the USA PATRIOT Act. If the Client or any person controlling, controlled by, or under common control with the Client is organized under the laws of a country other than the United States to engage in the business of banking, the Subscriber or such person, as the case may be, either: (i) has a Physical Presence' in a country in which the Client (or such person) is authorized to conduct banking activities, at which address the Subscriber (or such person): (x) employs one or more persons on a full-time basis, (y) maintains operating records relating to its banking business, and (z) is subject to inspection by the banking authority from which it obtained its banking license; or (ii) is affiliated with a financial institution that maintains a Physical Presence in the United States or another country and is subject to supervision by a banking authority regulating such affiliated financial institution.

1“Prohibited Investors” include: (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control ("OFAC") or prohibited under OFAC country sanctions, or any blocked persons list maintained by the SEC or other governmental or regulatory body as may become applicable to the General Partner and Arena, (2) any Foreign Shell Bank, (as defined below), and (3) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering ("FATF"), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gafi.org for FATF's list of Non-Cooperative Countries and Territories.

2“Senior Foreign Political Figure” means a current or former senior political official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

3“Immediate Family” with respect to a Senior Foreign Political Figure, typically includes the political figure's parents, siblings, spouse, children and in-laws.

4"Close Associate" means, with respect to a Senior Foreign Political Figure, a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure.

5Notice of jurisdictions that have been designated by the Treasury Department as a primary money laundering concern under Section 311 are published in the Federal Register and on the website of the Treasury Department's Financial Crimes Enforcement Network ("FinCEN") at http://www.fincen.gov/reg section311.html. FinCEN also issues advisories regarding jurisdictions that it deems to be deficient in their counter-money laundering regimes. Such advisories are posted at http://www.fincen.gov/pub main.html.

6 "Foreign Shell Bank" means a Foreign Bank without a Physical Presence (each as defined below) in any country, but does not include a Regulated Affiliate (as defined below).

"Foreign Bank" means an organization that (i) is organized under the laws of a country outside the United States; (ii) engages in the business of banking; (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (iv) receives deposits to a substantial extent in the regular course of its business; and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

"Physical Presence" means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a county in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank: (i) employs one or more individuals on a full-time basis; (ii) maintains operating records related to its banking activities; and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

"Regulated Affiliate" means a Foreign Shell Bank that: (i) is an affiliate of a depository institution, credit union, or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country, as applicable; and (ii) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or Foreign Bank.

(xiii)            The Client represents that (i) neither the Client nor any person who has discretionary authority to cause the Client to enter into this Agreement is an associated person of a firm that is a member of the Financial Industry Regulatory Authority, Inc. ("FINRA") (f/k/a the National Association of Securities Dealers, Inc.); or (ii) if the Subscriber or any person who has discretionary authority to cause the Client to enter into this Agreement is an associated person of a firm that is a member of FINRA, the associated person has informed the FINRA member firm with which it is associated of this Agreement and has not been advised by such member that it may not enter into this Agreement.

(b)            The Investment Adviser represents warrants and agrees to the following:

(i)            It is duly organized, validly existing and in good standing (where such concept exists) under the laws of its jurisdiction of incorporation or formation and has all requisite power and authority to own its property, to conduct its business as currently conducted and to execute and deliver, and to perform its obligations under, this Agreement.

(ii)            This Agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of the Investment Adviser, enforceable against such party in accordance with its terms.

(iii)            The execution and delivery of, and the performance by the Investment Adviser of its obligations under this Agreement do not and will not result in a breach or constitute a violation of, conflict with, or constitute a default under, the certificate of incorporation or bylaws of the Investment Adviser or any agreement or instrument to which it is a party or by which it or any of its property is bound, which breach, violation, conflict or default could have a material adverse effect on its ability to perform its obligations under this Agreement.

10.            CONFIDENTIALITY.

(a)            All information with respect to the business and assets of the Account, the Investment Adviser and their affiliates shall be presumed confidential and proprietary unless the Client and the Investment Adviser otherwise so indicate in writing. The Client covenants that the Client shall at all times keep confidential and not, directly or indirectly, disclose, divulge, furnish or make accessible to anyone, or use in any manner that would be adverse to the interests of the Account or the Investment Adviser, any confidential or proprietary information to which the Client has been or shall become privy relating to the business or assets of the Account or the Investment Adviser except with the prior written approval of the Investment Adviser, or as required by law or regulation, or except for information that is otherwise publicly available (other than information made publicly available by the Client relying on this exemption in disclosing such information) or required to be disclosed by law.

(b)            The Investment Adviser covenants that the Investment Adviser shall at all times keep confidential and not, directly or indirectly, disclose, divulge, furnish or make accessible to anyone, or use in any manner that would be adverse to the interests of the Account or the Client, the identity of the Client or the terms of this Agreement, except in connection with the Investment Adviser's performance under this Agreement, with the prior written approval of the Client, or except for information that is otherwise publicly available (other than information made publicly available by the Client relying on this exemption in disclosing such information) or required to be disclosed by law or to comply with governmental or regulatory request or court order or in order to enforce rights under this agreement.

(c)            Before any disclosure of information otherwise subject to this paragraph on the grounds that such information has otherwise become publicly available or that such disclosure is required by law, the Client shall so inform the Investment Adviser and shall give the Investment Adviser, to the greatest extent reasonably practicable, an opportunity to contest whether such information has in fact otherwise been made publicly available or is required by law to be disclosed. The Client shall only disclose such information if, and to the extent that, such disclosure is affirmatively determined to be permitted on the basis of such information otherwise having been so made publicly available or the disclosure being required by law. To the extent that it has been reasonably determined that information must be provided to the Texas Department of Insurance ("TDI"), such information will be redacted before being provided to TDI in a manner that ensures the Investment Adviser's compliance with its confidentiality obligations with respect to any third parties. If TDI will not accept redaction of such information, then Client shall indemnify the Investment Adviser for any liabilities, claims and expenses arising in connection with the provision of such information in a manner consistent with its indemnification obligations set forth in Section 8.

(d)            The Client may, however, share such information with the Client's investment advisers (only to the extent necessary for the protection of the Client), beneficial owners, board members, accountants and attorneys ("Permitted Confidants"); provided, that the Client's Permitted Confidants undertake to hold such information strictly confidential to the same extent set forth herein, and not in any manner or respect to use any of such information for their personal gain; and provided further, that the Client accepts full liability for any unauthorized use or disclosure of such information by the Client's Permitted Confidants.

11.            DURATION AND TERMINATION.

(a)            This Agreement shall become effective on the Effective Date and shall remain in full force and effect until the twelfth month-end following the Effective Date. Thereafter, unless otherwise terminated, this Agreement will automatically be renewed for subsequent twelve-month terms.

(b)            Either party may terminate this Agreement at any time by providing not less than 120 days' and not more than 180 days' prior written notice of termination to the other party.

(c)            A termination of this Agreement shall be treated as a withdrawal of the entirety of the Account balance and the provisions of Section 7 shall apply such that (i) the Investment Adviser will cease reinvesting the positions in the Account, (ii) the Account shall be subject to a Performance Fee as of the date of such termination, (iii) all cash assets and cash equivalents shall be promptly made available to the Client and (iv) any remaining positions shall be treated as Set Aside Assets subject to the provisions of Section 7 (including with respect to the continued application of the Management Fee and the application of the Set Aside Fee).

(d)            Any notice of termination shall have no effect upon the liabilities and commitments initiated, made, or accrued prior to the effective date of termination. Any obligations for acts or activities under this Agreement that are incurred prior to its termination shall survive any termination hereof.

(e)            Notwithstanding the foregoing provisions of this Section 11, each of the Client and the Investment Adviser acknowledges and agrees that this Agreement may not be terminated during any period in which the Client is in receivership pursuant to Tex. Ins. Code Chapter 443 and during such period, the Investment Adviser will continue to maintain any systems, programs or other infrastructure used in connection with managing the Account Assets and will make them reasonably available to the receiver upon its request for so long as the Investment Adviser continues to receive timely payment of the management fee and is otherwise reimbursed for the costs and expenses of continuing to manage the Account Assets.

12.            SERVICE TO OTHER CLIENTS AND OUTSIDE BUSINESS ACTIVITIES.

(a)            It is understood that the Investment Adviser performs investment advisory services for various clients and manages its own proprietary accounts. The Client agrees that the Investment Adviser may give advice and take action with respect to any of its other clients or the Investment Adviser's proprietary accounts which may differ from advice given or the timing or nature of action taken with respect to the Account, so long as it is the Investment Adviser's policy, to the extent practical, to allocate investment opportunities to the Account over a period of time on a fair and equitable basis relative to other clients and proprietary accounts. It is understood that the Investment Adviser shall not have any obligation to purchase or sell, or to recommend for purchase or sale, for the Account any security which the Adviser, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the opinion of the Investment Adviser such transaction or investment appears unsuitable, impractical or undesirable for the Account.

(b)            Except to the extent of any restrictions prescribed by law, the Investment Adviser and its officers, employees and beneficial owners shall be free from time to time to acquire, possess, manage, and dispose of securities or other investment assets for their own accounts, for the accounts of their families, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom any of the foregoing may provide investment advisory, brokerage or other services in transactions which may or may not correspond with transactions effected or positions held in the Account; provided, however, that the Investment Adviser shall not cause the Client to purchase any asset from or sell any asset to the Investment Adviser or any of its officers or employees or any account or entity controlled by such persons without the Client's consent, which may be obtained via the procedures described under Section 3(i) above.

13.            NO PERSONAL LIABILITY. Except as expressly set forth in this Agreement, each of the Client and the Investment Adviser understands and agrees that other persons not parties hereto, including but not limited to the directors and officers of such parties, shall not personally be bound by or liable hereunder, nor shall any resort to their personal property be had for the satisfaction of any obligation or claim hereunder.

14.            INSURANCE REGULATORY ACKNOWLEDGMENT. Each of the Client and the Investment Adviser acknowledges and agrees that if the Client is placed in receivership or seized by the commissioner under Tex. Ins. Code Chapter 443, then the Client shall notify the Investment Adviser as soon as practicable of such event, all of the rights of the Client under this Agreement will extend to the receiver or the commissioner and, following any written request therefor, all books and records will be made available to the receiver or the commissioner as soon as practicable and upon the receiver or the commissioner's request, copies thereof will be turned over to the receiver or commissioner as soon as practicable.

15.            INDEPENDENT CONTRACTOR STATUS. The Investment Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Client from time-to-time, have no authority to act for or represent the Client in any way or otherwise be deemed an agent of the Client.

16.            GOVERNING LAW; ARBITRATION. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that this Agreement, and all terms and provisions hereof, shall be governed by and construed in accordance with the internal laws of the State of New York (without conflicts of laws principles) applicable to agreements made and to be performed in New York. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach hereof shall be submitted to, and determined and settled by, arbitration in New York, New York, pursuant to the Comprehensive Arbitration Rules of the Judicial Arbitration and Mediation Services, and judgment upon any such arbitral award rendered may be entered in any court having jurisdiction thereof.

17.             NOTICES. Unless otherwise specified in this Agreement, all notices or other communications that the Investment Adviser or the Client may desire or be required to give hereunder shall be in writing and shall be personally delivered, delivered by facsimile transmission, mailed by certified or registered mail, sent by overnight delivery by a reputable private carrier or postal service or transmitted by e-mail in accordance with the provisions below.

If to the Investment Adviser:

Arena Investors, LP

405 Lexington Avenue, 59th floor
New York, New York 10174
United States

Email: [***] and [***]

Attn: Lawrence Cutler and Marcel Herbst

If to the Client:

HIIG Service Company
800 Gessner, Suite 600
Houston, TX 77024
United States

Email: [***]

Attn: Mark Haushill

18.            NO THIRD PARTY BENEFICIARY RIGHTS. The provisions of this Agreement are intended solely for the benefit of the Client and the Investment Adviser and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor or receiver of the Client (and no such creditor or receiver shall be deemed a third party beneficiary of this Agreement).

19.            ASSIGNMENT.

(a)            This Agreement may not be assigned, in whole or in part, by any party to this Agreement without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the parties hereto and their successors and permitted assigns, in each case provided that such successor or assignee agrees to be bound by the terms and conditions of this Agreement.

(b)            Notwithstanding Section 19(a), this Agreement may be assigned, in whole or in part, by the Investment Adviser to one or more affiliates of the Investment Adviser upon notice to the Client, whereupon the assignee shall be substituted for the Investment Adviser hereunder and the Investment Adviser shall have no further liability or obligation hereunder, on condition that such assignment does not constitute an "assignment" for purposes of Section 205(a)(2) of the Investment Advisers Act of 1940, as amended.

20.            ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it shall be in writing and signed by the party against whom enforcement is sought.

21.            AMENDMENT; WAIVER. This Agreement shall not be amended except by a writing signed by the parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

22.            COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement as if the signatures to each counterpart were upon a single instrument. This Agreement shall become effective when counterparts have been signed by each party and delivered to the other parties, provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original and not a facsimile signature.

23.            HEADINGS. Headings to sections herein are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

24.            SEVERABILITY. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule, or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule, or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed as of the date first stated above.

HOUSTON SPECIALTY INSURANCE COMPANY

By:	/s/ Cynthia L. Casale
Name:
Title:

IMPERIUM INSURANCE COMPANY

By:	/s/ Cynthia L. Casale

Name:
Title:

GREAT MIDWEST INSURANCE COMPANY

By:	/s/ Cynthia L. Casale

Name:
Title:

ARENA INVESTORS, LP

By:	/s/ Lawrence D. Cutler
Name:	Lawrence D. Cutler
Title:	Chief Operating Officer

SCHEDULE I

EXECUTION VERSION

EXHIBIT A

SCHEDULE OF FEES

[***]

EXECUTION VERSION

EXHIBIT B

INVESTMENT GUIDELINES

Objective.

The investment objective for the Account is to seek capital appreciation and current income by investing in debt and equity instruments, with an emphasis on debt instruments. The Investment Adviser will pursue this objective through the creation and maintenance of a managed account pursuant to the qualifications and restrictions set forth in these Investment Guidelines and the Investment Management Agreement among Investment Adviser, Houston Specialty Insurance Company, Imperium Insurance Company and Great Midwest Insurance Company dated as of January 13, 2016.

EXECUTION VERSION

EXHIBIT C

CERTAIN CONFLICTS OF INTEREST

Affiliated Loan Origination Vehicle. As part of the strategy for the Account, AOC and certain other affiliates of Arena, engage in and are expected to continue engaging in loan origination. AOC may sell all or a portion of those loans to the Account. Such parties may receive loan origination fees in connection with such activity and in connection with loans that are originated by other Arena clients and also may be sold to the Account. To the extent that the Account participates in loans originated by AOC, it is anticipated that it will share in the related origination fees. However, the Account may not benefit from all of the origination fees received by such parties. Mr. Zwirn and certain other members of the management team involved in managing the Account and selecting investments may be entitled, under certain circumstances, to share in such origination fees. AOC or its affiliates also may sell certain of its loans to the Arena Finance Affiliates (defined below).

Conflicts Procedures. Because a portion of the Account's investment strategy may involve frequent acquisitions of loans originated by AOC or other affiliated parties, including other Arena clients, where such a transaction constitutes (or may constitute), as determined by the Investment Adviser, a "principal transaction" under Section 206(3) of the Investment Advisers Act of 1940, certain conflict resolution procedures have been implemented to provide for the independent review of, and consent to, such transactions on behalf of the Account. As agreed to by the Client, an independent representative (the "Independent Representative") may be appointed by the Investment Adviser to review each such transaction, including the price and value of the asset so acquired. The Independent Representative may be requested to approve other transactions involving potential conflicts of interest. There is no guarantee that the foregoing procedures will eliminate the risk of conflicts of interest associated with these transactions

Valuation and Acquisition of Loans Originated by Other Arena Clients or AOC. As noted above, the Account may acquire from other Arena clients or AOC participations in and/or assignments or sales of loans (or interests therein) that such other Arena client or AOC has originated and/or purchased. In the event of such an acquisition, the price of the participation, assignment or sale will not be set by the Investment Adviser, such other Arena client or AOC but rather will be established based on a third-party valuation. Further, in the case of a "principal transaction" or a possible "principal transaction," as defined in Section 206(3) of the Advisers Act, the decision by the Account to accept or reject the offer will be made by a party independent of the Investment Adviser, such as an independent third-party valuation firm or an Independent Representative of the Account. There is no guarantee that the determinations of the Independent Representative will guarantee that such transaction is entered into at the most advantageous price.

Trading by the Investment Adviser. The Investment Adviser and its affiliates may trade securities for their own accounts. The records of such trading will not be made available to the Client. It is possible that the Investment Adviser and its affiliates may buy or sell securities or other instruments that the Investment Adviser has recommended to clients and may engage in transactions for their own accounts in a manner that is inconsistent with the Investment Adviser's recommendations to a client.

Personal Trading by Investment Adviser Employees. Personal securities transactions by principals, officers and employees may raise potential conflicts of interest when such persons trade in a security that is owned by, or considered for purchase or sale for, a client. The Investment Adviser has adopted policies and procedures designed to detect and prevent such conflicts of interest and, when they do arise, to ensure that it effects transactions for clients in a manner that is consistent with its fiduciary duty to its clients and in accordance with applicable law. In compliance with the Investment Adviser's Code of Ethics for

Personal Trading, transactions in certain securities described therein are required to be pre-cleared to allow for a review for any potential conflict of interest or insider trading. Principals, officers and employees of the Investment Adviser are required to report personal securities transactions either electronically or via a monthly (or as generated, e.g., quarterly) duplicate statement sent directly from the corresponding brokerage firm.

Restrictions of Fund Trading Activities—Material Non-Public Information. Arena employees regularly acquire confidential information and Arena may enter into confidentiality and/or "standstill agreements" when assessing investment opportunities. By reason of its various activities, Arena and its employees may have access to material non-public information ("MNPI") about an issuer. For example, an employee of Arena may serve from time to time as a director, or in a similar capacity, or as an executive officer, with respect to, the securities of which may be purchased or sold on behalf of clients, which service may prohibit all clients from engaging in transactions in certain issuers. Additionally, employees of Arena may acquire MNPI in the ordinary course of their investment activities, which acquisition may result in restrictions on the Account's ability to sell a portfolio investment at a time when it might otherwise have done so. Any of these activities could prevent the Account from buying or selling securities or other interests in an issuer, potentially for an extended period.

Arena Finance Affiliates. Arena is affiliated with Arena Finance National LLC and Arena Finance Global LLC (together, the "Arena Finance Affiliates"). The Arena Finance Affiliates earn interest income and certain financing-related fees from holding debt instruments they acquire from AOC as well as from unrelated parties. Mr. Zwirn and certain members of the management team, will receive a salary and a bonus from the Finance Affiliates through BernardCo, and Mr. Zwirn will perform certain services on behalf of these firms.

Arena Services Affiliate. Arena Management Co., LLC ("AMC") has entered into a services agreement with the Investment Adviser. However, AMC and the individuals it employs are not dedicated solely to the Investment Adviser. AMC has also entered into services agreements with AOC and the Arena Finance Affiliates. As a result, the individuals AMC employs may face conflicting demands on their time and attention.

Compensation Structure. The Investment Adviser and affiliates and their principals ("Arena Parties") receive fees and performance-based compensation from the Client. The Arena Parties have a conflict of interest between their responsibility to manage the Account for the benefit of Client and their interest in maximizing the fees and profits such Arena Parties will receive. For example, the performance-based compensation paid to the Investment Adviser or its affiliate may create an incentive for the Investment Adviser to engage in more speculative investing than might be the case if the Investment Adviser or its affiliate were compensated solely based on a flat percentage of capital. Also, fees the Investment Adviser and its principals receive from the Investment Adviser's affiliates may create an incentive for the Investment Adviser to make investment recommendations that maximize those fees rather than recommendations in the best interests of the Client. The Investment Adviser endeavors to mitigate those risks by engaging in the Conflicts Procedures described above.

Valuation Risks. It is anticipated that a substantial portion of the Client's portfolio will consist of illiquid and difficult to value instruments. The Investment Adviser will be responsible for valuing instruments based on available information. Because both the Management Fee and Performance Fee calculations derive from the valuation of the Account Assets, the Investment Adviser faces a conflict in valuing the Client's Account. Although the Investment Adviser will seek to mitigate this conflict by relying on third party sources for valuation, such third party sources may not be available for many instruments.

EXECUTION VERSION

EXHIBIT D

CERTAIN RISK FACTORS

Risk of Loss of a Portion or All of the Account Assets.

The Client's investments in securities through the Account are speculative and involve substantial risks, including, without limitation, general market and investment risks, risks associated with certain instruments, trading techniques and strategies, risks associated with derivatives, structural risks and tax risks. Such an investment is suitable only for persons who have limited need for liquidity in their investment, particularly due to extensive use of illiquid investments. No assurance exists that the Account will achieve its investment objective. A portion or all of the Account Assets may be lost. This is a risk the Client must be prepared to bear.

Substantial Costs. The Account is subject to fees (including the Management Fee), transactional and operating costs and expenses irrespective of its performance which, in the aggregate, may be substantial. If these fees, costs and expenses are not offset by investment gains, then the Account will not achieve its investment objective.

Illiquid Assets. It is anticipated that a substantial portion of the Account's positions will be or become relatively or entirely illiquid or may cease to be traded after the Account invests. In such cases, and in the event of extreme market volatility, the Account may not be able to liquidate its positions promptly if the need should arise. In addition, the Account's sales of some securities could depress the market value of such securities and thereby reduce the Account's profitability or increase its losses. The illiquidity of the assets could mean that the Client is obligated to wait a significant period of time (up to several years) before receiving any proceeds.

Fraud. Of paramount concern in lending is the possibility of material misrepresentation or omission on the part of the borrower. Such inaccuracy or incompleteness may adversely affect the valuation of the collateral underlying the loans or may adversely affect the ability to perfect or effectuate a lien on the collateral securing the loan. The Account will rely upon the accuracy and completeness of representations made by borrowers and/or other counterparties, co-investors and service providers to the extent reasonable, but cannot guarantee such accuracy or completeness.

Bank Loans and Participations. The Account's investment program may include bank loans and participations. These obligations are subject to unique risks, including: (i) the possible invalidation of an investment transaction as a "fraudulent conveyance" under relevant creditors' rights laws; (ii) so-called "lender liability" claims by the issuer of the obligations; (iii) environmental liabilities that may arise with respect to collateral securing the obligations; and (iv) limitations on the ability of The Account to directly enforce its rights with respect to participations. In analyzing each bank loan or participation, the Investment Adviser compares the relative significance of the risks against the expected benefits. Successful claims by third parties arising from these and other risks, absent violation of the Standard of Care by the Investment Adviser or its affiliates, will be borne by the Account.

The Account may experience significant delays in the settlement of certain loan and/or bank debt transactions, particularly in the case of investments that are or become distressed. Until such transactions are settled, The Account is subject to counterparty insolvency risk. Pursuant to certain insolvency laws, a counterparty may have the ability to reject or terminate an unsettled loan transaction. If a counterparty rejects an unsettled transaction, The Account might lose any increase in value with respect to such loan that accrued while the transaction was unsettled.

The Account may also invest in loan participations where it will be subject to certain additional risks as a result of having no direct contractual relationship with the borrower of the underlying loan. In such circumstances, The Account generally would depend on the lender to enforce its rights and obligations under the loan arrangements in the event of a default by the borrower on the underlying loan and will generally have no voting rights with respect to the issuer, as such rights are typically retained by the lender. Such investments are subject to the credit risk of the lender (as well as the borrower) since they will depend upon the lender forwarding payments of principal and interest received on the underlying loan. There can be no assurance that the lender will not default on its obligations under such arrangements, resulting in substantial losses to the Account.

From time to time, the Investment Adviser may cause the Account to acquire certain assets through participation and sub-participation arrangements with unaffiliated third parties. Such arrangements may expose the Account to additional credit risk compared to acquiring the asset directly because, in addition to the underlying credit risk of the asset, the Account is exposed to the risk of the direct participant defaulting on its obligations to the Account under the participation or sub-participation arrangement.

Prepayment Risk. The frequency at which prepayments (including voluntary prepayments by the obligors and liquidations due to default and foreclosures) occur on loans and other debt underlying certain of the Account's investments will be affected by a variety of factors including, but not limited to, the prevailing level of interest rates as well as economic, demographic, tax, social, legal and other factors. In general, "premium" financial instruments (i.e., financial instruments whose market values exceed their principal or par amounts) are adversely affected by faster than anticipated prepayments, and "discount" financial instruments (i.e., financial instruments whose principal or par amounts exceed their market values) are adversely affected by slower than anticipated prepayments. Since the Account's investments may include discount financial instruments when interest rates are high, and may include premium financial instruments when interest rates are low, such investments may be adversely affected by prepayments in any interest rate environment.

Agency Provisions. Agency provisions in the loans acquired by the Account may impair enforcement actions against the collateral and expose the Account to losses on the loans. The loans may consist of agented loans. Under the underlying loan agreement with respect to agented loans, the loan originator or another financial institution may be designated as the administrative agent and/or collateral agent. Under these arrangements, the borrower grants a lien to such agent on behalf of the lenders and directs payments to such agent, which, in turn, will distribute payments to the lenders, including the Account. The agent is responsible for administering and enforcing the loan and generally may take actions only in accordance with the instructions from lenders holding a specified percentage in commitments or principal amount of the loan. In the case of loans that are part of a capital structure that includes both senior and subordinated loans, the agent may take such action in accordance with the instructions of one or more senior lenders without consultation with, or any right to vote (except in certain limited circumstances) by, the subordinated lenders. The loans held by the Account may represent less than the amount sufficient to compel such actions or may represent subordinated debt which is precluded from acting and, under such circumstances, the Account would only be able to direct such actions if instructions from the Account were made in conjunction with other lenders that together comprise the requisite percentage of lenders then entitled to take or direct the agent to take action. Conversely, if the required percentage of lenders other than the Account desire to take or direct the agent to take certain actions, such actions may be taken even if the Account did not support such actions. Furthermore, if a loan held by the Account is subordinated to one or more senior loans made to the borrower, the ability of the Account to exercise such rights may be subordinated to the exercise of such rights by the senior lenders. However certain actions, such as amendments to the material payment terms of the loans, typically may not be taken without consent of all lenders, including the Account. If the loan is a syndicated revolving loan or delayed draw term loan, other lenders may fail to satisfy their full contractual funding commitments for such loan, which could create a breach of contract resulting in a lawsuit by the borrower against the lenders (including the Account even if it did not default) and adversely affect the fair market value of such loan.

There is a risk that an agent may become subject to insolvency proceedings. Such an event could delay, and possibly impair, the ability of the lenders for such agented loan to take any enforcement action against the related borrower or the collateral securing a loan and may require the lenders to take action in the agent's insolvency proceeding to realize on proceeds or payments made by borrowers that are in the possession or control of the agent.

In addition, it is expected that agented loans will allow for the agent to resign. Agented loans may or may not contain provisions for lenders to remove the agent. If an agent resigns or is removed, the lenders may be required to find, and the required percentage thereof agree to appoint, a successor agent that may be difficult to find or cost more than the predecessor agent.

Cross-collateralization. Certain of the loans may be cross-collateralized. Cross-collateralization arrangements may be subject to challenge, which could result in the subordination of the Account's interest in the collateral or the loan itself. Cross-collateralization arrangements involving more than one borrower could be challenged as fraudulent conveyances by creditors of the related borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower's representative (or the borrower as debtor-in-possession). If a court were to conclude that the granting of the liens to cross-collateralize a loan was a voidable fraudulent conveyance, such court could (a) subordinate all or part of the pertinent loan to existing or future indebtedness of that borrower, (b) recover payments made under that loan or (c) take other actions detrimental to the Account, including, under certain circumstances, invalidating the loan or the Account's interest in the collateral securing the cross-collateralized loan. Any of these actions could impair, delay or eliminate payments by the borrower of a loan that is cross-collateralized, which would adversely affect the returns expected by the Investors with respect to any such loan.

Equitable Subordination. Under common law principles that in some cases form the basis for lender liability claims, if a lender (a) intentionally takes an action that results in the undercapitalization of a borrower or issuer to the detriment of other creditors of such borrower or issuer, (b) engages in other inequitable conduct to the detriment of such other creditors, (c) engages in fraud with respect to, or makes misrepresentations to, such other creditors or (d) uses its influence as a stockholder to dominate or control a borrower or issuer to the detriment of other creditors of such borrower or issuer, a court may elect to subordinate the claim of the offending lender or bondholder to the claims of the disadvantaged creditor or creditors (a remedy called "equitable subordination"). The Account does not intend to engage in conduct that would form the basis for a successful cause of action based upon the equitable subordination doctrine; however, because of the nature of the debt obligations, the Account may be subject to claims from creditors of an obligor that debt obligations of such obligor which are held by the issuer should be equitably subordinated.

Risks of Acquiring Real Estate Loans and Participations. Real estate loans acquired by the Account may be at the time of their acquisition, or may become after their acquisition, nonperforming for a wide variety of reasons. Such nonperforming real estate loans may require a substantial amount of workout negotiations and/or restructuring, which may entail, among other things, a substantial reduction in the interest rate and a substantial writedown of the principal of such loan. However, even if a restructuring were successfully accomplished, a risk exists that, upon maturity of such real estate loan, replacement "takeout" financing may not be available. Purchases of participations in real estate loans raise many of the same risks as investments in real estate and also carry risks of illiquidity and lack of control. It is possible that Arena may find it necessary or desirable to foreclose on collateral securing one or more real estate loans purchased by the Account. The foreclosure process varies jurisdiction by jurisdiction and can be lengthy and expensive. Borrowers often resist foreclosure actions by asserting numerous claims, counterclaims, and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure process. In some states or other jurisdictions, foreclosure actions can take up to several years or more to conclude. During the foreclosure proceeding, a borrower may have the ability to file for bankruptcy, potentially staying the foreclosure action and further delaying the foreclosure process. Foreclosure litigation tends to create a negative public image of the collateral property and may result in disrupting ongoing leasing and management of the property.

Investments in Loans Secured by Real Estate. The Account may invest in loans secured by real estate (other than mortgage-backed securities) and may, as a result of default, foreclosure or otherwise, hold real estate assets. Special risks associated with such investments include change in the general economic climate or local conditions (such as an oversupply of space or a reduction in demand for space), competition based on rental rates, attractiveness and location of the properties, changes in the financial condition of tenants and changes in operating costs. Real estate values are also affected by such factors as governmental regulations (including those governing usage, improvements, zoning and taxes), interest rate levels, the availability of financing and potential liability under changing environmental and other laws. Of particular concern may be those mortgaged properties which are, or have been the site if manufacturing, industrial or disposal activities. Such environmental risks may give rise to a diminution in the value of property (including real property securing any portfolio investment) or liability for cleanup costs or other remedial actions, which liability could exceed the value of such property or the principal balance of the related portfolio investment. In certain circumstances, a lender may choose not to foreclose on contaminated property rather than risk incurring liability for remedial actions.

Non-Performing Nature of Loans. It is possible that certain of the loans purchased by the Account may be non-performing which may involve workout negotiations, restructuring and the possibility of foreclosure. These processes can be lengthy and expensive. Many of the NPLs will have been underwritten to "subprime," "Alternative A-Paper" or "expanded" underwriting guidelines. These underwriting guidelines are different from and, in certain respects, less stringent than the other general underwriting standards employed by originators. For example, these loans may have been originated to borrowers that have poor credit or that provide limited or no documentation in connection with the underwriting of the mortgage loan. Such loans present increased risk standards of delinquency, foreclosure, bankruptcy and loss than prime mortgage loans. An originator generally originates mortgage loans in accordance with underwriting guidelines it has established and, in certain cases, based on exceptions to those guidelines. These guidelines may not identify or appropriately assess the risk that the interest and principal payments due on a mortgage loan will be repaid when due, or at all, or whether the value of the mortgaged property will be sufficient to otherwise provide for recovery of such amounts. To the extent exceptions were made to an originator's underwriting guidelines in originating an NPL, those exceptions may increase the risk that principal and interest amounts may not be received or recovered and compensating factors, if any, which may have been the premise for making an exception to the underwriting guidelines may not in fact compensate for any additional risk.

Investments in Secured Loans. The assets of the portfolio of the Account will include secured debt, which involve various degrees of risk of a loss of capital. The factors affecting an issuer's secured leveraged loans, and its overall capital structure, are complex. Some secured loans may not necessarily have priority over all other debt of an issuer. For example, some secured loans may permit other secured obligations (such as overdrafts, swaps or other derivatives made available by members of the syndicate to the company), or involve secured loans only on specified assets of an issuer (e.g., excluding real estate). Issuers of secured loans may have two tranches of secured debt outstanding each with secured debt on separate collateral. Furthermore, the liens referred to herein generally only cover domestic assets and non-U.S. assets are not included (other than, for example, where a borrower pledges a portion of the stock of first-tier non-U.S. subsidiaries). In the event of Chapter 11 filing by an issuer, the Bankruptcy Reform Act of 1978, as amended (the "Bankruptcy Code") authorizes the issuer to use a creditor's collateral and to obtain additional credit by grant of a priority lien on its property, senior even to liens that were first in priority prior to the filing, as long as the issuer provides what the presiding bankruptcy judge considers to be "adequate protection" which may but need not always consist of the grant of replacement or additional liens or the making of cash payments to the affected secured creditor. The imposition of priority liens on the Account's collateral would adversely affect the priority of the liens and claims held by the Account and could adversely affect the Account's recovery on the affected loans. Any secured debt is secured only to the extent of its lien and only to the extent of underlying assets or incremental proceeds on already secured assets. Moreover, underlying assets are subject to credit, liquidity, and interest rate risk.

Certain Risks Associated with Investments in Residential Mortgage Loans and RMBS.

Market Disruptions and Distress. The residential mortgage market in the United States and elsewhere has, at certain times, experienced disruption and instability. Such disruptions may occur even during periods of broader economic recovery. Declines in the value of mortgaged properties may result in increases in delinquencies and losses on residential mortgage loans generally.

Residential mortgage loans (including the mortgage loans underlying an issue of RMBS) held by the Account are likely to include "non-traditional" mortgage loans, such as adjustable rate mortgage loans (or "ARMS") — i.e., mortgage loans that offer relatively low monthly payments during the initial years of the loan that increase (often significantly) in later years — or mortgage loans that require large "balloon" payments at specified times (unlike traditional, "self-amortizing" mortgage loans). Many borrowers enter into non-traditional mortgage loans with the hope that they will be able to refinance, or resell the underlying property, before the increased interest payments or balloon payments become due. Stress in the real estate markets, including declines in housing prices may, however, make these refinancings or resales commercially unfeasible or impossible. This, in turn, may contribute to higher delinquency rates and losses on mortgage loans (and mortgage loans underlying RMBS) held by the Account, which would adversely affect the Account's performance.

Under current market conditions, it is likely that many of the residential mortgage loans purchased by the Account will have loan-to-value ratios in excess of 100%, meaning that the amount owed on the mortgage loan exceeds the value of the underlying real property. Further, the borrowers on these mortgage loans may be in economic distress and/or may have become unemployed, bankrupt or otherwise unable or unwilling to make payments when due. Even though it is anticipated that the Account will pay less than the amount owed on these mortgage loans to acquire them, if actual results are different from the Account's assumptions in determining the price for these mortgage loans, then the Account may incur significant losses.

In connection with the disposition of mortgage loans, the Account may be required to make representations about the mortgage loans, including with respect to matters that the Account may be unable to diligence. Such transactions may also require the Account to indemnify the purchaser to the extent that any such representations turned out to be incorrect, incomplete or misleading. These arrangements may result in contingent liabilities, which ultimately may be paid by the Account.

Applicable Law and Regulations. State and federal laws, public policy and general principles of equity relating to the protection of consumers, abusive debt collection practices, and unfair, discriminatory and deceptive practices generally may apply to the origination, servicing and collection of the Account's residential mortgage loans and residential mortgage loans backing the Account's RMBS. Violations of these laws, policies and principles (including violations that occurred period to the Account's ownership of the relevant asset) may limit the ability of the Account (or, as applicable, the issuer of RMBS) to collect all or part of the principal of or interest on the mortgage loans, may entitle a borrower to a refund of amounts previously paid, and could subject the owner of a mortgage loan to damages and administrative enforcement.

Numerous laws, regulations and rules related to the servicing of mortgage loans, including in respect of foreclosure actions, have been enacted and/or proposed by federal, state and local governmental authorities, including the newly formed Consumer Financial Protection Bureau created under the Reform Act. Such laws, regulations and rules may delay foreclosure processes, reduce payments by borrowers or increase reimbursable servicing expenses, which in turn would likely result in delays and reductions in the distributions to be made to the Account as the owners of residential mortgage loans or as an investor in RMBS and/or collateralized debt obligations backed by RMBS. In addition, the rate of foreclosures of properties backing subprime loans in certain states may prompt legislators, regulators and attorneys general in those states to try to prevent certain foreclosures and bring lawsuits against participants in the financing of subprime loans in their states, including issuers of RMBS backed by such loans and investors in those RMBS, including the Account. The Account and other similarly-situated investors will bear the risk that future regulatory developments will result in losses on their investments, whether due to delayed or reduced distributions or reduced market value.

Risks Associated with Servicers and Third Party Service Providers. Mortgage loans owned by the Account are serviced by one or more third party servicers. As mentioned directly above, mortgage servicers are subject to numerous laws, regulations and rules. The Account may not be able to successfully detect and prevent violations of such laws or, more generally, fraud or incompetence by such third parties, which could expose the Account to material liability. Terminating a mortgage servicer is a cumbersome process, which could result in delays in realizing the Account's investment strategies, thereby adversely affecting returns.

Whether relating to the Account's investments in mortgage loans or RMBS, the relevant servicer generally is required to make advances in respect of delinquent mortgage loans. However, servicers experiencing financial difficulties may not be able to perform these obligations. Servicers who have sought bankruptcy protection may, due to application of the provisions of bankruptcy law, not be required to advance such amounts. Even if a servicer were able to advance amounts in respect of delinquent mortgage loans, its obligation to make such advances may be limited to the extent that it does not expect to recover such advances due to the deteriorating credit of the delinquent mortgage loans. In addition, a servicer's obligation to make such advances may be limited to the amount of its servicing fee.

Additional third parties will be retained to provide services in respect of the Account's mortgage loan investments, which services may include those relating to evaluating loss mitigation strategies, assisting with valuation of underlying properties, assisting with foreclosures or general management of the loans. The Account's investments could be negatively affected by the actions taken, or advice given, by such third parties.

On January 10, 2014, a set of new rules issued by the U.S. Consumer Financial Protection Bureau went into effect. These new rules require mortgage servicers to (i) warn borrowers before any interest rate adjustments on their mortgage loans and provide alternatives for borrowers to consider, (ii) provide monthly mortgage statements that explicitly breakdown principal, interest, fees, escrow and due dates, (iii) provide options for avoiding lender-placed, or "force-placed" insurance, (iv) provide early outreach to borrowers in danger of default regarding options to avoid foreclosure, (v) provide that payments be credited to borrower accounts the day they are received, (vi) require borrower account records be kept current, (vii) provide increased accessibility to servicing staff and records for borrowers and (viii) investigate errors within 30 days and improve staff accessibility to consumers, among other things. The new rules may cause servicers, including the Account's servicer, to modify their servicing processes and procedures and to incur additional costs in connection therewith.

Violation of Various Federal, State and Local Laws May Result in Losses on Residential Mortgage Loans. Numerous federal and state consumer protection laws impose substantive requirements upon residential mortgage lenders in connection with the origination, servicing and enforcement of mortgage loans. There has been significant attention from state and federal banking regulatory agencies, state attorneys general, the U.S. Federal Trade Commission, the U.S. Department of Justice, the U.S. Department of Housing and Urban Development, the U.S. Consumer Financial Protection Bureau and state and local governmental authorities regarding certain lending practices by some companies in the subprime industry, sometimes referred to as "predatory lending" practices. Sanctions have been imposed by state, local and federal governmental agencies for practices including, but not limited to, charging borrowers excessive fees, imposing higher interest rates than the borrower's credit risk warrants and failing to adequately disclose the material terms of loans to the borrowers. Sanctions could adversely affect the value of any investment by the Account in a mortgage loan.

Applicable state and local laws generally regulate interest rates and other charges, require certain disclosure, impact closing practices, and require licensing of originators. In addition, other state and local laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, ownership, servicing and collection of such residential mortgage loans. Such laws can increase the costs of compliance in connection with such investments and ultimately undermine the profitability of such investments.

Certain Risks Associated with Investments in CMBS. The underlying commercial mortgage loans in an issue of CMBS held by the Account will be backed by obligations (including participation interests in obligations) that are principally secured by mortgage loans on real property (or interests therein) having a multifamily or commercial use, including regional malls or other retail space, office buildings, industrial or warehouse properties, hotels, apartments, cooperatives, nursing homes and senior living centers. Commercial mortgage loans are generally nonrecourse loans, lack standardized terms, tend to have shorter maturities than residential mortgage loans and may provide for the payment of all or substantially all of the principal only at maturity. Commercial properties also tend to be unique and are more difficult to value than single-family residential properties. The types of property securing commercial mortgage loans, and the ways that those properties are used, can also create special risks. For instance, commercial properties that operate as hospitals and nursing homes may present special risks to lenders due to the significant governmental regulation of the ownership, operation, maintenance and financing of health care institutions. Hotel and motel properties are often operated pursuant to franchise, management or operating agreements which may be terminable by the franchisor or operator, and may be subject to complex local licensing requirements.

The repayment of loans secured by income-producing commercial properties is typically dependent on the successful operation of those properties rather than upon the liquidation value of the underlying real estate or the existence of independent income or assets of the borrower. The net operating income from commercial properties is subject to volatility, however, and may not be sufficient to cover debt service on the related mortgage loan at any given time. Furthermore, the net operating income from, and value of, any commercial property may be adversely affected by risks generally incidental to interests in real property, including events that the borrower or manager of the property, or the issuer or servicer of the related issuance of CMBS, may be unable to predict or control, such as changes in general or local economic conditions and specific industry segments; declines in real estate values; declines in rental or occupancy rates; increases in interest rates, real estate tax rates and other operating expenses; changes in governmental rules, regulations and fiscal policies; natural disasters; acts of war; acts of terrorism; and social unrest and civil disturbances. The value of commercial real estate is also subject to a number of laws, such as laws regarding environmental clean-up and limitations on remedies imposed by bankruptcy laws and state laws regarding foreclosures and rights of redemption.

Mortgage loans underlying a CMBS issue may lack regular amortization of principal, resulting in a single "balloon" payment due at maturity. If the underlying mortgage borrower experiences business problems, or other factors limit refinancing alternatives, these balloon payment mortgage loans are likely to experience payment delays or even default. In addition, the mortgage loans underlying a CMBS issue may lack diversification and may relate to a single loan or a limited number of loans.

Peer-to-Peer Lending. Peer-to-peer lending allows individuals and increasingly, institutional investors, to lend money to others via an online platform. The borrowers on such platforms are a wide range of individuals and businesses, and the Account's ability to assess their creditworthiness may be limited. While lending on a peer-to-peer platform can generate high returns, it is subject to many risks, including the risk that the Account could lose its entire investment if a borrower defaults or if the lending and/or loan servicing platform itself ceases operations. In the event of a default, certain lending platforms offer lenders almost no chance of recovery. In addition, peer-to-peer loans are relatively illiquid investments. In many cases it is difficult or impossible for the lender to get its money back before a loan matures, even absent a default.

Nature of Bankruptcy Proceedings. There are a number of significant risks when investing in companies involved, or which may have been involved, in bankruptcy proceedings, including the following: First, many events in a bankruptcy are the product of contested matters and adversary proceedings which are beyond the control of the creditors. Second, a bankruptcy filing may have adverse and permanent effects on a company. For instance, the company may lose its market position and key employees and otherwise become incapable of restoring itself as a viable entity. Further, if the proceeding is converted to a liquidation, the liquidation value of the company may not equal the liquidation value that was believed to exist at the time of the investment. Third, the duration of a bankruptcy proceeding is difficult to predict. A creditor's return on investment can be impacted adversely by delays while the plan of reorganization is being negotiated, approved by the creditors and confirmed by the bankruptcy court, and until it ultimately becomes effective. Fourth, certain claims, such as claims for taxes, wages and certain trade claims, may have priority by law over the claims of certain creditors. Fifth, the administrative costs in connection with a bankruptcy proceeding are frequently high and will be paid out of the debtor's estate prior to any return to creditors. Sixth, creditors can lose their ranking and priority in a variety of circumstances, including if they exercise "domination and control" over a debtor and other creditors can demonstrate that they have been harmed by such actions. Seventh, investors in the company may be subject to a court-imposed "cram down" in which they lose their seniority in the capital and security interest structure. Eighth, the Account may seek representation on creditors' committees and as a member of a creditors' committee it may owe certain obligations generally to all similarly situated creditors that the committee represents and may be exposed to liability to such other creditors who disagree with the Account's actions. There can be no assurance that the Account would be successful in obtaining results most favorable to it in such proceedings, although the Account may incur significant legal fees and other expenses in attempting to do so. The Account may also be subject to various trading or confidentiality restrictions. In addition, the Account and some of the Investment Adviser's other clients may potentially hold conflicting positions in relation to investments in companies involved in bankruptcy proceedings.

Investment in the debt of financially distressed companies domiciled outside the United States involves additional risks. Bankruptcy law and process may differ substantially from that in the United States, resulting in greater uncertainty as to the rights of creditors, the enforceability of such rights, reorganization timing, and the classification, seniority and treatment of claims.

Short Sales. The Account may make short sales in any type of securities for profit in anticipation of a change in the market price of a financial instrument or as a hedge against other positions held by the Account. Short sales that are not made "against the box" and are not part of a hedging transaction create opportunities to increase return but, at the same time, are speculative and involve special risk considerations. Since the seller in effect profits from a decline in the price of the securities sold short without the need to invest the full purchase price of the securities on the date of the short sale, returns tend to increase more when the securities sold short decrease in value, and to decrease more when the securities sold short increase in value, than would otherwise be the case if the seller had not engaged in such short sales. Short sales theoretically involve unlimited loss potential, as the market price of securities sold short may continuously increase, although the Account may mitigate such losses by replacing the securities sold short before the market price has increased significantly. Under adverse market conditions, the Account might have difficulty purchasing securities to meet its short sale delivery obligations, and might have to sell portfolio securities to raise the capital necessary to meet its short sale obligations at a time when fundamental investment considerations would not favor such sales.

As a result of the financial disruptions which began in the second half of 2008, it appears likely that there may be significant additional restrictions imposed on short-selling (at least of certain issuers' securities).

Hedging Transactions. Hedging techniques involve one or more of the following risks: (i) imperfect correlation between the performance and value of the instrument and the value of the Account securities or other objective of the Investment Adviser; (ii) possible lack of a secondary market for closing out a position in such instrument; (iii) losses resulting from interest rate, spread or other market movements not anticipated by the Investment Adviser; (iv) the possible obligation to meet additional margin or other payment requirements, all of which could worsen the Account's position; and (v) default or refusal to perform on the part of the counterparty with which the Account trades. Furthermore, to the extent that any hedging strategy involves the use of over-the-counter ("OTC") derivatives transactions, such a strategy would be affected by implementation of the various regulations adopted pursuant to the Reform Act.

The Investment Adviser will not attempt to hedge all market or other risks inherent in the Account's positions, and will hedge certain risks, if at all, only partially. Specifically, the Investment Adviser may choose not, or may determine that it is economically unattractive, to hedge certain risks —either in respect of particular positions or in respect of the Account's overall portfolio. The Account's portfolio composition will commonly result in various directional market risks remaining unhedged. The Investment Adviser may rely on diversification to control such risks to the extent that the Investment Adviser believes it is desirable to do so; however, the Account is not subject to formal diversification policies.

The ability of the Account to hedge successfully will depend on the ability of the Investment Adviser to predict relevant market movements, which cannot be assured. The Investment Adviser is not required to hedge and there can be no assurance that hedging transactions will be available or, even if undertaken, will be effective. In addition, it is not possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-United States currencies because the value of those securities is likely to fluctuate as a result of independent factors not related to currency fluctuations. Moreover, it should be noted that the portfolio will always be exposed to certain risks that cannot be hedged, such as counterparty credit risk. Furthermore, by hedging a particular position, any potential gain from an increase in the value of such position may be limited.

Credit Default Swaps. The Account may invest in credit default swaps. A credit default swap is a contract between two parties which transfers the risk of loss if a company fails to pay principal or interest on time or files for bankruptcy. Credit default swaps can be used to hedge a portion of the default risk on a single corporate bond or a portfolio of bonds. In addition, credit default swaps can be used to implement the General Partner's view that a particular credit, or group of credits, will experience credit improvement. The credit default swap market in high yield securities is comparatively new and rapidly evolving compared to the credit default swap market for more seasoned and liquid investment grade securities. Swap transactions dependent upon credit events are priced incorporating many variables including the pricing and volatility of the common stock, and potential loss upon default, among other factors. As such, there are many factors upon which market participants may have divergent views.

Because the master and credit support agreements for over-the-counter swap transactions are individually negotiated with a specific counterparty, there exists the risk that the parties may interpret contractual terms (e.g., the definition of default) differently when the Account seeks to enforce its contractual rights. If that occurs, the Account may be forced to seek to enforce its contractual rights through legal proceedings, which may be costly and time consuming.

Collateralized Debt Obligations ("CDOs"). The Account may invest in CDOs and CLOs. The portfolio may consist of CLO equity, multi-sector CDO equity, trust preferred CDO equity and CLO mezzanine debt. CDOs are subject to credit, liquidity and interest rate risks. The CDO equity purchased by the Account will most likely be unrated or non-investment grade, which means that a greater possibility that adverse changes in the financial condition of an issuer or in general economic conditions or both may impair the ability of the related issuer or obligor to make payments of principal or interest. Such investments may be speculative. In addition, as a holder of CDO equity, the Account will have limited remedies available upon the default of the CDO. In the recent past, the market for CDOs has become highly illiquid resulting in severe declines of the prices of such instruments.

Lending Against Equipment. In a loan against equipment transaction, also known as a sale leaseback, equipment is sold on paper by the seller and leased back. The seller obtains working capital and keeps the equipment on their property. As with equipment leasing, there are considerable costs associated with terminating such loans and retrieving hard assets if a borrower fails to make timely payments on the loan. Further, the value of the subject equipment will decline over time as a result of use by the borrower, reducing the value of the collateral backing the loan and increasing the risk that the Account will lose money in the event of borrower default. The Account may also engage in equipment leasing, which may expose the Investors to considerable risk. In cases of a non-performing lessee, there are considerable costs associated with terminating leases and retrieving hard assets that can disrupt and reduce cash flow. These risks may be exacerbated in the case of lessee bankruptcy. Further, it may be difficult to re-lease or sell retrieved equipment, depending on market conditions, especially if such equipment is outdated or has been misused.

Currency and Foreign Risks. The Account may, from time to time, invest in non-dollar denominated debt instruments or in securities of companies domiciled or operating outside of the United States. While this is not expected to be a significant portion of the Account's activities, investing in these securities involves considerations and possible risks not typically involved in investing in securities of companies domiciled and operating in the United States, including instability of some governments, capital controls, the possibility of expropriation, limitations on the use or removal of funds or other assets, changes in governmental administration or economic or monetary policy (in the United States or abroad) or changed circumstances in dealings between nations. The application of tax laws applicable outside the United States (e.g., the imposition of withholding taxes on interest and dividend payments, income taxes and excise taxes) or confiscatory taxation may also affect the Account's investments. Moreover, less information may be publicly available concerning certain of the foreign issuers of securities held by the Account than is available concerning United States companies. The Account may incur higher expenses with respect to investments made outside the United States compared to investing in U.S. securities because of the costs incurred in connection with conversions between various currencies and the fact that brokerage commissions outside the United States may be higher than commissions in the United States. Non-United States markets also may be less liquid, more volatile and less subject to governmental supervision than in the United States.

Recent Developments in Europe. Global markets have experienced upheaval and above-average volatility due to developments in Europe that have raised doubts about the ability of certain European countries to meet their sovereign debt obligations, including the recent failure of Greece to pay interest on a portion of its outstanding bonds. The fallout from such developments could have a significant impact on the stability and credit ratings of various European countries and financial institutions with exposure to European sovereign debt, and even the continued viability of the European Union and the Euro currency. There can be no assurance that the Investment Adviser will accurately predict or adequately prepare for the impact of such developments, and therefore they may have a materially negative effect on the Account's investments, particularly those made in European entities or denominated in the Euro currency.

Mezzanine Debt Securities. Mezzanine debt securities are generally unrated or below investment grade rated investments that have greater credit and liquidity risk than more highly rated debt obligations. Mezzanine debt securities are typically issued in traditional private placements or in connection with acquisitions and other business combinations and have no trading market. Moreover, mezzanine debt securities are generally unsecured and subordinate to other obligations of the obligor and are subject to many of the same risks as those associated with high yield debt securities. Adverse changes in the financial condition of the obligor of mezzanine debt securities or in general economic conditions (including, for example, a substantial period of rising interest rates or declining earnings) or both may impair the ability of the obligor to make payment of principal and interest. Issuers of mezzanine debt securities may be highly leveraged, and their relatively high debt to equity ratios create increased risks that their operations might not generate sufficient cash flow to service their debt obligations.

Litigation Claims. The Account may purchase anticipated future payments to be received as the result of favorably determined litigation or mass tort claims. The results of pending litigation are inherently uncertain. Purchasing or lending against pending litigation entails unique risks because there is no guarantee that the relevant litigation will be favorably determined, and consequently that the Account's investment objective will be achieved. If the relevant litigation is determined (in a court or in an out-of-court settlement) in a manner that is adverse to the Account's interest, the Account may lose some or all of its investment.

Aviation Investments. Airline business and results of operations are significantly impacted by general economic and industry conditions. The airline industry is highly cyclical, and the level of demand for air travel is correlated to the strength of the U.S. and global economies. Robust demand for air transportation services depends on favorable economic conditions, including the strength of the domestic and foreign economies, low unemployment levels, strong consumer confidence levels and the availability of consumer and business credit. In addition, airlines are subject to extensive regulatory oversight. Compliance with U.S. and international regulations imposes significant costs and may have adverse effects on an airline.

In addition to factors linked to the aviation industry, other factors that may affect the value of an aircraft at any time include: (i) the particular maintenance and operating history of the related airframe and engines; (ii) manufacture and type or model of aircraft or engines, including the number of operators using such type or model; (iii) whether the aircraft is subject to a lease and, if so, whether the lease terms are favorable to the lessor; (iv) the age of the aircraft; (v) the advent of newer models of such aircraft or aircraft types competing with such aircraft; (vi) any tax, customs, regulatory and legal requirements that must be satisfied when an aircraft is purchased, sold or re-leased; (vii) compatibility of aircraft configurations or specifications with other aircraft operated by operators of that type of aircraft; (viii) regulatory actions, including mandatory grounding of the aircraft; (ix) any renegotiation of a lease on less favorable terms; (x) decreases in creditworthiness of lessees; and (xi) the availability of spare parts. Any decrease in values of and lease rates for used commercial aircraft which may result from the above factors or other unanticipated factors may have a material adverse effect on the Account's investments.

Shipping Investments. The maritime shipping industry is both cyclical and volatile in terms of charter rates and profitability. A worsening of the current global economic conditions may adversely affect the Account's ability to charter or recharter its vessels or to sell them on the expiration or termination of their charters and the rates payable in respect of its currently operating vessels, or any renewal or replacement charters that the Account enters into may not be sufficient to allow it to operate its vessels profitably. Fluctuations in charter rates and vessel values result from changes in the supply and demand for vessel capacity and changes in the supply and demand for the products that such vessels carry. The factors affecting the supply and demand for vessels are outside of the Account's control, and the nature, timing and degree of changes in industry conditions are unpredictable.

Trade Claims. The Account may purchase trade claims, often in connection with the restructuring or bankruptcy of a debtor company over which the Account is trying to exercise influence. The Account might also acquire trade claims as a means of obtaining control over a debtor that is in the process of emerging from Chapter 11, with an intent to push for a Chapter 11 plan that converts debt to equity or to block acceptance of any Chapter 11 plan it opposes. By purchasing trade claims in connection with a bankrupt company, the Account could use this leverage to negotiate a more favorable Chapter 11 plan. Alternatively, the Account could retain the claim, anticipating that the present value of any distribution at the conclusion of the case will exceed the purchase price. Although trade claims may result in significant returns to the Account, they involve a substantial degree of risk. In order to make successful decisions regarding the objective in connection with the acquisition of trade claims, the level of analytical sophistication, both financial and legal, necessary to such decision-making is unusually high. In addition, if the Account has acquired trade claims with the objective of exercising influence over a distressed company or in a bankruptcy action, the expected timing can only be estimated and there may be significant delays which may affect the returns on such trade claim investments for the Account.

Interest Rate Fluctuations. The prices of portfolio investments can be sensitive to interest rate fluctuations, and unexpected fluctuations in interest rates could cause the corresponding prices of a position to move in directions which were not initially anticipated. In addition, interest rate increases generally will increase the interest carrying costs to the Account of borrowed securities and leveraged investments.

Contrarian Investing. The Investment Adviser believes the price of certain securities may become depressed to the point that the Investment Adviser believes that such securities have lower downside risk than other investors may perceive (i.e., an investment will generally be made only if it is believed that the current market price is less than the intrinsic value of the security, based on assumptions as to asset values, total liabilities or claims, timing and the rate of return on the investment), and the Account has made or will make certain investments in such securities. Because of the substantial uncertainty concerning the outcome of transactions involving financially troubled companies undergoing fundamental changes, there is always the potential risk of a substantial loss.

Emerging Markets. The Account may trade in emerging markets. These markets tend to be inefficient and illiquid as well as subject to political and other factors which do not typically affect more developed economies. The Account may sustain losses as a result of market inefficiencies or interference in emerging markets which would not take place in more developed markets.

Correlation Risk. The Account will tend to have a bias toward investments in which the Investment Adviser believes prices should ultimately hinge more on discrete, credit-specific events than the direction of the broader markets. However, in certain market environments (particularly those characterized by widespread perceptions of systemic risk), risk asset prices can display abnormal levels of correlation. The Account's returns could be adversely affected in scenarios like this, in which fundamental valuation metrics tend to be overwhelmed by other factors.

Risk Arbitrage. Special risks are associated with the use of risk arbitrage, or "merger arbitrage," techniques. In addition to general risks of market behavior and currency fluctuations, merger arbitrage is subject to "deal risk" — the risk of non-consummation of the transaction. A number of factors may lead to deal collapse or delay, such as either party's inability to satisfy conditions to closing, failure to obtain shareholder approval, failure to meet regulatory or antitrust requirements, failure to obtain required financing, or other events that may change the target's or the acquirer's willingness to consummate the transaction.

Leverage of Portfolio Companies. The Account's investments may include securities of companies with leveraged capital structures, which could be subject to increased exposure to adverse economic factors such as an increase in interest rates, a downturn in the economy or further deterioration in the economic conditions of such company or its industry. Similarly, the Account may invest in entities that are unable to generate sufficient cash flow to meet principal and interest payments on their indebtedness. Accordingly, the value of the Account's investment in such an entity could be significantly reduced or even eliminated due to further credit deterioration.

Uncertain Exit Strategies; Duration of Investment Positions. The Investment Adviser typically does not know the maximum — or, often, even the expected — duration of any particular investment at the time of initiation. Due to the illiquid nature of some of the investments that the Account expects to make, the Investment Adviser is unable to predict with confidence what, if any, exit strategy for a given investment will ultimately be available for the Account. Exit strategies that appear to be viable at certain times during the life cycle of an investment may be precluded by the time the investment is ready to be realized due to economic, legal, political or other factors. The larger the transaction in which the Account is participating, the more uncertain the Account's exit strategy tends to become. The length of time for which a position is maintained may vary significantly, based on Arena's subjective judgment of the appropriate point at which to liquidate a position so as to augment gains or reduce losses. Many of the Account's transactions may involve acquiring related positions in a variety of different instruments or markets at or about the same time. Frequently, optimizing the probability of being able to exploit the pricing anomalies among these positions requires holding periods of significant length—sometimes many months to a year or more. Actual holding periods depend on numerous market factors which can both expedite and disrupt price convergences. There can be no assurance that the Account will be able to maintain any particular position, or group of related positions, for the duration required to realize the expected gains, or avoid losses, from such positions.

Expedited Transactions. Investment analyses and decisions by the Investment Adviser may be undertaken on an expedited basis in order to make it possible for the Account to take advantage of short-lived investment opportunities. In such cases, the available information at the time of an investment decision may be limited, inaccurate and/or incomplete. Furthermore, the Investment Adviser is unlikely to have sufficient time to fully evaluate information which is available. There is a significantly increased risk of making poor investments when they are made on an expedited basis.

Inability to Participate in Certain Investments. The Investment Adviser has numerous business commitments and relationships worldwide. As a result of these commitments and relationships, there may be situations in which the Investment Adviser would otherwise take a control position in an issuer, or a position adverse to the management of an issuer, but will be prevented from doing so due to other holdings.

Derivatives Risks

Derivatives. The Account may use various derivative instruments, such as options, futures, forwards, commodities, swaps and swaptions (including interest rate and credit default swaps). The use of derivative instruments involves a variety of material risks, including the extremely high degree of leverage sometimes embedded in such instruments. The derivatives markets are frequently characterized by limited liquidity, which can make it difficult as well as costly to close out open positions in order either to realize gains or to limit losses. The pricing relationships between derivatives and the instruments underlying such derivatives may not correlate with historical patterns, resulting in unexpected losses.

Use of derivatives and other techniques such as short sales for hedging purposes involves certain additional risks, including (i) dependence on the ability to predict movements in the price of the securities hedged; (ii) imperfect correlation between movements in the securities on which the derivative is based and movements in the assets of the underlying portfolio; and (iii) possible impediments to effective portfolio management or the ability to meet short-term obligations because of the percentage of a portfolio's assets segregated to cover its obligations. In addition, by hedging a particular position, any potential gain from an increase in the value of such position may be limited.

Swap Agreements. The Account from time to time enters into various swap agreements ("Swaps") as part of its investment program. A Swap is an individually negotiated, non-standardized agreement between two parties to exchange cash flows (and sometimes principal amounts) measured by different interest rates, commodity prices, exchange rates, indices or prices, with payments generally calculated by reference to a principal ("notional") amount or quantity. Swaps and similar derivative contracts are not currently traded on exchanges; rather, banks and dealers act as principals in these markets. As a result, the Account is subject to the risk of the inability or refusal to perform with respect to such contracts on the part of the counterparties with which the Account trades. Swaps may be subject to various other types of risk, including market risk, liquidity risk, counterparty credit risk, legal risk and operations risk. In addition, Swaps can involve considerable economic leverage and may, in some cases, involve significant risk of loss. Depending on their structure, Swaps may increase or decrease exposure to the corporate credit market, equity securities, long-term or short-term interest rates, foreign currency values, corporate borrowing rates or other factors. Swaps can take many different forms and are known by a variety of names. The Account is not limited to any particular form of Swap if its use is consistent with the Account's investment objectives and policies, and the Investment Adviser anticipates that the Account will invest in interest rate swaps, credit default swaps, total return swaps, variance swaps and other types of Swaps.

Depending on how they are used, Swaps may increase or decrease the overall volatility of a portfolio. The most significant factor in the performance of Swaps is the change in the specific interest rate, currency, equity index or other factors that determine the amounts of payments due to and from the Account. If a Swap calls for payments by the Account, the Account must be prepared to make such payments when due. In addition, if a counterparty's creditworthiness declines, the value of a Swap with such counterparty can be expected to decline, potentially resulting in losses by the Account.

Credit Default Swap Agreements. The Account may invest in credit default swaps. The typical credit default swap contract requires the seller to pay to the buyer, if a particular reference entity experiences specified credit events, the difference between the notional amount of the contract and the value of a portfolio of securities issued by the reference entity that the buyer delivers to the seller. In return, the buyer agrees to make periodic payments equal to a fixed percentage of the notional amount of the contract. The Account may also sell credit default swaps on a basket of reference entities as part of a synthetic collateralized debt obligation transaction.

As a buyer of credit default swaps, the Account will be subject to certain risks in addition to those described elsewhere herein. In circumstances in which the Account does not own the debt securities that are deliverable under a credit default swap, the Account will be exposed to the risk that deliverable securities will not be available in the market, or will be available only at unfavorable prices, as would be the case in a so-called "short squeeze." While the credit default swap market auction protocols reduce this risk, it is still possible that an auction will not be organized or will not be successful. In certain instances of issuer defaults or restructurings (for those credit default swaps for which restructuring is specified as a credit event), it has been unclear under the standard industry documentation for credit default swaps whether or not a "credit event" triggering the seller's payment obligation had occurred. The creation of the ISDA Credit Derivatives Determination Committee (the "Determination Committee") is intended to reduce this uncertainty and create uniformity across the market, although it is possible that the Determination Committee will not be able to reach a resolution or do so on a timely basis. In either of these cases, the Account would not be able to realize the full value of the credit default swap upon a default by the reference entity.

As a seller of credit default swaps, the Account will incur leveraged exposure to the credit of the reference entity and become subject to many of the same risks it would incur if it were holding debt securities issued by the reference entity. However, the Account will not have any legal recourse against the reference entity and will not benefit from any collateral securing the reference entity's debt obligations. In addition, the credit default swap buyer will have broad discretion to select which of the reference entity's debt obligations to deliver to the Account following a credit event and will likely choose the obligations with the lowest market value in order to maximize the payment obligations of the Account.

Counterparty risk is always present in credit default swaps. The market for credit default swaps on distressed securities is not liquid (compared to the market for credit default swaps on investment grade corporate reference entities). If current interest rate spreads over LIBOR (or over the applicable United States Treasury Benchmark) widen or the prevailing credit premiums on credit default swaps increase, the amount of a termination or assignment payment upon a termination or assignment of a transaction due from the Account to the credit default swap counterparty could increase by a substantial amount.

In addition, the proper tax treatment of credit default swaps and other derivatives may not be clear. Investors are required to treat any such derivatives for United States federal income tax purposes in the same manner as they are treated by the Account. The tax environment for derivatives is evolving and changes in the taxation of derivatives may adversely affect the value of derivatives held by the Account.

Given the recent sharp increases in volume of credit derivatives trading in the market, settlement of such contracts may also be delayed beyond the time frame originally anticipated by counterparties. Such delays may adversely impact the Account's ability to otherwise productively deploy any capital that is committed with respect to such contracts.

Certain governmental entities have indicated that they intend to regulate the market in credit default swaps. It is difficult to predict the impact of any such regulation on the Account, but it may be adverse (including making the Account ineligible to be a "seller" of credit default swaps).

Credit Default Swaps on Loans and LCDX Transactions. The Account may invest in all types of loan credit default swaps ("LCDS") and all types of LCDX transactions, a tradable index comprising 100 equally-weighted underlying single-name loan-only credit default swaps. LCDS are similar to credit default swaps on bonds, except that the underlying protection is sold on syndicated secured loans of a reference entity rather than a broader category of bonds or loans. Buyers of protection pay a fixed coupon agreed at time of trade, and receive compensation on the principal if the entity named on the contract defaults on its secured debt. The compensation will be par minus recovery either via the protection seller paying par in return for gaining possession of the loan or via cash settlement. Loan credit default swaps may be on single names or on baskets of loans, both tranched and untranched.

The Account may also invest in LCDX, which is the buying or selling of protection on 100 names that comprise the LCDX portfolio (i.e., the buying and selling of 100 single-name LCDS). Buying and selling the LCDX can be compared to buying and selling a loan portfolio. When the index is bought, the buyer is taking on the credit exposure to the loans, and is exposed to defaults similar to when a loan portfolio is bought. if the index is sold, this exposure is passed on to someone else. The index has a fixed coupon, which is paid when the index is sold, or received if the index is bought. The credit events that generally trigger a payout from the buyer (protection seller) of the index are bankruptcy or failure to pay a scheduled payment on any debt (after a grace period), for any of the constituents of the index. Credit events can be settled by physical or cash settlement. Physical settlement entails delivering the loan and receiving par. The protection seller who took delivery of the loan holds the defaulted asset. Although this method is the traditional method of settlement, there are risks that the notional amounts of the outstanding loans is less than the LCDS outstanding and that the LCDX counterparty will be able to take receipt of the loans.

Total Return Swaps. The Account from time to time may invest in total return swaps. As a buyer of total return swaps, the Account will be obligated to make certain periodic payments in exchange for the total return on a referenced asset, including coupons, interest and the gain or loss on such asset over the term of the swap. The Account may be required to maintain collateral with the total return swap counterparty. If the Account fails to fulfill its payment obligations or fails to post any required collateral under a total return swap, the total return swap counterparty may declare an event of default and, as a result, the Account may be required to pay swap breakage fees, suffer the loss of the amounts paid to the counterparty and forego the receipts from the counterparty of further total return swap payments.

Over-the-Counter Derivatives Markets. The Reform Act, enacted in July 2010, includes provisions that comprehensively regulate the OTC derivatives markets for the first time. The Reform Act will ultimately mandate that a substantial portion of OTC derivatives must be executed in regulated markets and be submitted for clearing to regulated clearinghouses. OTC trades submitted for clearing will be subject to minimum initial and variation margin requirements set by the relevant clearinghouse, as well as possible SEC- or CFTC-mandated margin requirements. OTC derivatives dealers typically demand the unilateral ability to increase the Account's collateral requirements for cleared OTC trades beyond any regulatory and clearinghouse minimums. The regulators also have broad discretion to impose margin requirements on non-cleared OTC derivatives and new requirements will apply to the holding of customer collateral by OTC derivatives dealers. These requirements may increase the amount of collateral the Account is required to provide and the costs associated with providing it. OTC derivative dealers also are required to post margin to the clearinghouses through which they clear their customers' trades instead of using such margin in their operations, as was widely permitted before the Reform Act. This has and will continue to increase the OTC derivative dealers' costs, and these increased costs are generally passed through to other market participants in the form of higher upfront and mark-to-market margin, less favorable trade pricing, and the imposition of new or increased fees, including clearing account maintenance fees.

With respect to cleared OTC derivatives, the Account will not face a clearinghouse directly but rather through an OTC derivatives dealer that is registered with the CFTC or SEC to act as a clearing member. The Account may face the indirect risk of the failure of another clearing member customer to meet its obligations to its clearing member. Such scenario could arise due to a default by the clearing member on its obligations to the clearinghouse, triggered by a customer's failure to meet its obligations to the clearing member.

The SEC and CFTC will also require a substantial portion of derivative transactions that are currently executed on a bi-lateral basis in the OTC markets to be executed through a regulated securities, futures, or swap exchange or execution facility. Certain CFTC-regulated derivatives trades became subject to these rules starting in 2014. It is not yet clear when the parallel SEC requirements will go into effect. Such requirements may make it more difficult and costly for investment funds, including the Account, to enter into highly tailored or customized transactions. They may also render certain strategies in which the Account might otherwise engage impossible or so costly that they will no longer be economical to implement. If the Account decides to become a direct member of one or more of these exchanges or execution facilities, the Account would be subject to all of the rules of the exchange or execution facility, which would bring additional risks and liabilities, and potential additional regulatory requirements.

OTC derivative dealers are now required to register with the CFTC and will ultimately be required to register with the SEC. Dealers are subject to new minimum capital and margin requirements, business conduct standards, disclosure requirements, reporting and recordkeeping requirements, transparency requirements, position limits, limitations on conflicts of interest, and other regulatory burdens. These requirements further increase the overall costs for OTC derivative dealers, which costs may be passed along to market participants as market changes continue to be implemented. The overall impact of the Reform Act on the Account remains highly uncertain and it is unclear how the OTC derivatives markets will adapt to this new regulatory regime, along with additional, sometimes overlapping, regulatory requirements imposed by non-U.S. regulators.

Convertible Securities, Rights and Warrants. The Account may invest in hybrid securities that may be exchanged for, converted into or exercised to acquire a predetermined number of shares of an issuer's common stock at the option of the holder during a specified time period (such as convertible preferred stocks, convertible debentures, stock purchase rights, and warrants). Convertible securities generally pay interest or dividends and provide for participation in the appreciation of the underlying common stock but at a lower level of risk because the yield is higher and the security is senior to common stock. Convertible debt securities purchased by the Account that are acquired for their equity characteristics are not subject to minimum rating requirements.

The value of a convertible security is a function of its "investment value" (determined by its yield in comparison with the yields of other securities of comparable maturity and quality that do not have a conversion privilege) and its "conversion value" (the security's worth, at market value, if converted into the underlying common stock). The credit standing of the issuer and other factors may also affect the investment value of a convertible security. If the conversion value is low relative to the investment value, the price of the convertible security is governed principally by its investment value. To the extent the market price of the underlying common stock approaches or exceeds the conversion price, the price of the convertible security is increasingly influenced by its conversion value.

Convertible securities may also include warrants, often publicly traded, that give a holder the right to purchase at any time during a specified period a predetermined number of shares of common stock at a fixed price but that do not pay a fixed dividend. Their value depends primarily on the relationship of the exercise price to the current and anticipated price of the underlying securities.

Futures Trading. The Account may trade futures contracts, including stock index futures. Futures prices are highly volatile, with price movements being influenced by a multitude of factors such as changing supply and demand relationships, government trade, fiscal, monetary and exchange control programs and policies, national and international political and economic events and speculative frenzy and the emotions of the marketplace. In addition, governments from time to time intervene in certain markets, particularly currency and interest-rate markets.

The low margin deposits normally required in futures trading permit an extremely high degree of leverage; margin requirements for futures trading being in some cases as little as 2% of the face value of the contracts traded. Accordingly, a relatively small price movement in a futures contract may result in an immediate and substantial loss to the investor.

There can be no assurance that a liquid market will exist at a time when the Account seeks to close out an option position, future or Swap. Most United States commodity exchanges limit fluctuations in futures contract prices during a single day by regulations referred to as "daily limits." During a single trading day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract has increased or decreased to the limit point, positions can be neither taken nor liquidated. Futures prices have occasionally moved to the daily limit for several consecutive days with little or no trading. Similar occurrences could prevent the Account from promptly liquidating unfavorable positions and subject the Account to substantial losses. In addition, certain of these instruments are relatively new and are without a significant trading history. As a result, there is no assurance that an active secondary market will develop or continue to exist. Lack of a liquid market for any reason may prevent the Account from liquidating an unfavorable position and the Account would remain obligated to meet margin requirements until the position is closed.

The CFTC and the United States commodities exchanges impose limits referred to as "speculative position limits" on the maximum net long or net short speculative positions that any person may hold or control in any particular futures or options contracts traded on United States commodities exchanges. For example, the CFTC currently imposes speculative position limits on a number of agricultural commodities (e.g., corn, oats, wheat, soybeans and cotton) and United States commodities exchanges currently impose speculative position limits on many other commodities. The Reform Act significantly expands the CFTC's authority to impose position limits with respect to futures contracts and options on futures contracts, swaps that are economically equivalent to futures or options on futures, and swaps that are traded on a regulated exchange and certain swaps that perform a significant price discovery function. In response to this expansion of its authority, in 2012, the CFTC proposed a series of new speculative position limits with respect to futures and options on futures on so-called "exempt commodities" (which includes most energy and metals contracts) and with respect to agricultural commodities. Those proposed speculative position limits were vacated by a United States District Court, but the CFTC has again proposed a new set of speculative position rules which are not yet finalized (or effective). If the CFTC is successful in this second try, the counterparties with which the Account deals may further limit the size or duration of positions available to the Account. All accounts owned or managed by the Investment Adviser are likely to be combined for speculative position limit purposes. The Account could be required to liquidate positions it holds in order to comply with such limits, or may not be able to fully implement trading instructions generated by its trading models, in order to comply with such limits. Any such liquidation or limited implementation could result in substantial costs to the Account.

Options Trading. When purchasing or selling an option, the risks associated with the transaction will vary depending on the type of option (i.e., put or call). When purchasing an option, it is necessary to calculate the extent to which the value of the underlying security must increase (in the case of a call) or decrease (in the case of a put) in order for the Account's position to become profitable, taking into account the premium and all transaction costs. The purchaser of options may offset or exercise the options or allow the options to expire. The exercise of an option results either in a cash settlement or in the purchaser acquiring or delivering the underlying interest. If the option is on a future, the purchaser will acquire a futures position with associated liabilities for margin. If the purchased option expires worthless, the Account will suffer a total loss of the amount invested in the option that will consist of the option premium plus transaction costs.

Selling ("writing" or "granting") an option generally entails considerably greater risk than purchasing options. Although the premium received by the seller is fixed, the seller may sustain a loss well in excess of that amount. The seller will be liable for additional margin to maintain the position if the market moves unfavorably. The seller will also be exposed to the risk of the purchaser exercising the option, and, upon such exercise, the seller will be obligated to either settle the option in cash or to acquire or deliver the underlying interest, depending on the terms of the option. If the option is on a future, upon exercise by the purchaser of the option, the seller will acquire a position in a future with associated liabilities for margin. If the option is "covered" by the seller holding a corresponding position in the underlying interest or a future or another option, the risk may be reduced. If the option is not covered, the risk of loss can be unlimited. In the case of an option on a future, certain exchanges in some jurisdictions permit deferred payment of the option premium, exposing the purchaser to liability for margin payments not exceeding the amount of the premium. The purchaser is still subject to the risk of losing the premium and transaction costs. When the option is exercised or expires, the purchaser is responsible for any unpaid premium outstanding at that time.

Forward Contracts. Certain forward contracts may be traded on exchanges; however, forward contracts that are not traded on an exchange are traded via banks and/or dealers who act as principals in these markets. As a result of the Reform Act, the CFTC now regulates non-deliverable forwards (including deliverable forwards where the parties do not take delivery). Changes in the forward markets may entail increased costs and result in burdensome reporting requirements. There is currently no limitation on the daily price movements of forward contracts. Principals in the forward markets have no obligation to continue to make markets in the forward contracts traded. The imposition of credit controls by governmental authorities or the implementation of regulations pursuant to the Reform Act might limit such forward trading to less than that which the Investment Adviser would otherwise recommend, to the possible detriment of the Account.

Regulatory Developments Related to Commodities Trading. Trading activities may be impacted by regulatory developments related to commodities trading. For example, recent joint rulemaking by the CFTC and the SEC (required under the Reform Act) has broadened the definition of "commodities" positions to include certain types of swaps, including some foreign exchange trades, that were previously not regulated as commodities. The precise contours of the SEC and CFTC rules remain somewhat uncertain and may change in unpredictable ways over time. As of the date of this Memorandum, the General Partner is exempt from registration with the CFTC as a commodity pool operator ("CPO") pursuant to CFTC Rule 4.13(a)(3) which imposes certain quantitative limits on the size of commodities positions (including positions in swaps regulated as commodities) that the Account may take. Continued reliance on CFTC Rule 4.13(a)(3) will cause the Account to forego certain investment opportunities that might otherwise be suitable investments for the Account. In order to avoid the trading limitations imposed by CFTC Rule 4.13(a)(3), the Investment Adviser may seek to rely on other exemptions from registration that do not impose such limitations, or it may elect to register as a CPO with the CFTC. However, even if the Investment Adviser does register as a CPO, it expects that it may nevertheless be able to avoid certain disclosure, recordkeeping and reporting requirements that would otherwise apply to it (in reliance on CFTC Rule 4.7).

This SUPPLEMENTAL ACKNOWLEDGMENT (this "Supplemental Acknowledgment") to the existing Investment Management Agreement between Houston Specialty Insurance Company (the "Client") and Arena Investors, LP, a Delaware limited partnership, as investment adviser (referred to herein as the "Investment Adviser") dated January 13, 2016 (as amended and supplemented from time to time, the "IMA") is being entered into as of May 17, 2021.

The signatories below acknowledge that a new discretionary sub-account (the "Sub-Account") is being created pursuant to the IMA that will be subject to the terms, investment guidelines and fees described below. Capitalized terms not otherwise defined herein have the meanings set forth in the IMA.

I.            Funding Terms

The Sub-Account will be funded through a commitment of $50 million (the "Initial Commitment") by the Client which will be funded by the Client in 5 tranches of $10 million (or such lesser amounts as determined and notified by the Investment Adviser), with each tranche to be funded upon five (5) business days' notice to the Client from the Investment Adviser.

2. Investment Guidelines

The Investment Adviser's management of the Sub-Account will be consistent with the investment guidelines set forth below.

•	Asset Types: CLOs, CMBS, RMBS, Consumer ABS, FIG Corporates, and Esoteric ABS

•	Investment grade only (as defined by industry accepted rating agencies)[1]

•	Target position size: $1-5mm (cost at time of purchase)

•	Target average duration of four years

•	US dollar denominated investments only

3.            Fees.

The fees for the Sub-Account shall be as set forth in the Fee Exhibit attached hereto.

4.            Indemnity.

In addition to the terms set forth in the indemnification provisions set forth in Section 8 of the IMA, the parties agree that: (a) the Investment Adviser shall indemnify the Client against any liabilities, claims and expenses reasonably incurred by Client in connection with the defense or disposition of any suit in which Client is involved as a party if such suit is reasonably related to the Investment Adviser's violation of its Standard of Care; and (b) all determinations with respect to indemnification hereunder shall be made by a final decision on the merits by a court or other body before whom the proceeding was brought that the Client is liable or not liable for any acts or omissions in connection with this Agreement. All determinations to advance payment in connection with the expense of defending any proceeding shall be made in accordance with Section 8(b) of the IMA.

1 Credit ratings represent the rating agencies' opinions regarding the credit quality of certain instruments and are not a guarantee of future performance of such instruments. In addition, such ratings may not fully reflect the true risks of an investment in such instrument. Finally, in recent years, many highly rated instruments have been subject to substantial losses,

5.            Confidentiality.

In addition to the confidentiality terms set forth in Section 10 of the IMA, the parties agree that before any disclosure of information otherwise subject to Section 10 of the IMA on the grounds that such information is required by law, the Investment Adviser, to the extent permitted under such applicable law or regulatory authority, shall so inform the Client and shall give the Client, to the greatest extent reasonably permitted and practicable, an opportunity to seek appropriate protection of such confidential information.

Termination Upon Withdrawals.

Notwithstanding the language in Section 7 of the IMA, unless the Investment Adviser determines otherwise, any withdrawal that would bring the Sub-Account balance below the lesser of (i) $25,000,000 and (ii) 20% of the net asset value of the Sub-Account Assets as of the last month end before the Withdrawal Date shall be deemed a termination of the IMA with respect to the Sub-Account.

6.            Representations, Warranties and Covenants,

Each of the Client's representations, warranties and covenants will be deemed repeated and reaffirmed (including with respect to the authorization of the Custodian by the Client to pay the Management Fees and Performance Fes directly to the Investment Adviser) as of the date this Supplemental Acknowledgement is executed.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing Supplemental Acknowledgment to be executed as of the date first stated above.

HOUSTON SPECIALTY INSURANCE COMPANY

By:	/s/Mark W. Haushill
Name: Mark. W. Haushill
Title:

ARENA INVESTORS, LP

By:	/s/Lawrence Cutler
Name: Lawrence Cutler
Title: Authorized Signatory

FEE EXHIBIT FOR INITIAL COMMITMENT

I.            Management Fee.

A monthly management fee of [***]% ([***]% per annum) of the net asset value of the Sub-Account attributable to the Initial Commitment shall be payable to the Investment Adviser on the first day of each month as discussed in Exhibit A (the "Management Fee").

II.            Performance Fee.

Further for its services hereunder, the Investment Adviser will calculate in respect of amounts attributable to the Initial Commitment as of (A) the end of each Fiscal Year (i.e., December 31st) and (B) each Withdrawal Date, solely with respect to the amounts then withdrawn, [***]% (the "Performance Fee") of any excess as of such date of the Closing Sub-Account Balance, over (x) the Opening Sub-Account Balance (including for both the Opening and Closing Sub-Account Balances the balance attributable to any Set Aside Portions) as of the beginning of the current Fiscal Year (or, the Effective Date, as applicable); provided, however, that the Performance Fee shall not be paid unless the Sub-Account has earned the Hurdle from the date of the last payment of a Performance Fee (or for the first payment date from the Effective Date of the Sub-Account), it being the intention that if the Sub-Account has earned the Hurdle the Investment Adviser shall accrue a full Performance Fee on all of the net profits of the Sub-Account.2 If the Hurdle has not been met for any Fiscal Period, no Performance Fee shall be paid for that Fiscal Period and entitlement to a Performance Fee shall be subject to meeting the Hurdle from the date a prior Performance Fee was paid or for the first payment date from the Effective Date of the Sub-Account. For these purposes:

"Closing Sub-Account Balance" means (i) for any Fiscal Period ending on December 31st or upon the date of termination of the Agreement, the Sub-Account balance as of the last business day of such Fiscal Period (as adjusted for any contributions or withdrawals during such period) or (ii) for any Fiscal Period ending as of a Withdrawal Date, the Sub-Account balance attributable to the amount of such withdrawal as of such Withdrawal Date.

"Fiscal Period" means the period beginning on the first business day of each calendar year (or the Effective Date for the first Fiscal Period) and ending on the earlier of the last business day of such calendar year (or the date of termination for the last Fiscal Period of the Sub-Account) and each Withdrawal Date.

"Hurdle" means a [***]% per annum increase in the actual Sub-Account value on any Fiscal Period end date above the net asset value as of the immediately preceding Fiscal Period end as to which a Performance Fee was paid (or for the first payment date from the Effective Date of the Sub-Account), as adjusted in good faith to eliminate the effect of additions to and withdrawals from the Sub-Account. Upon any withdrawal request from the Sub-Account, the Hurdle will be reduced pro rata based on the percentage of the Sub-Account sought to be withdrawn.

"Opening Sub-Account Balance" means (i) for any Fiscal Period beginning as of the Effective Date or the first business day of any calendar year, the Sub-Account balance as of such beginning date or (ii) for any Fiscal Period measured in connection with a withdrawal, the portion of the Sub-Account balance as of such beginning date attributable to the amount of such withdrawal.

2 Note that this does not include new capital contributions, as clarified in the definition of Closing Sub-Account Balance.

This SUPPLEMENTAL ACKNOWLEDGMENT B (this "Supplemental Acknowledgment") to the existing Investment Management Agreement between Houston Specialty Insurance Company (the "Client") and Arena Investors, LP, a Delaware limited partnership, as investment adviser (referred to herein as the "Investment Adviser") dated January 13, 2016 (as amended and supplemented from time to time, the "IMA") is being entered into as of May 17, 2021.

The signatories below acknowledge that a new discretionary sub-account (the "Sub-Account") is being created pursuant to the IMA and a Supplemental Acknowledgement thereof as of the date of this Supplemental Acknowledgment that will be subject to the terms, investment guidelines and fees described in such Supplemental Acknowledgment. Capitalized terms not otherwise defined herein have the meanings set forth in the IMA.

1.            Expenses.

The expenses for the Sub-Account shall be as set forth in the Expenses Exhibit attached hereto.

2.            Conflicts & Risk Factors.

The conflicts and risk factors set forth in the IMA shall be supplemented by the additional conflicts and risk factors set forth in the Conflicts & Risk Factors Exhibit attached hereto

IN WITNESS WHEREOF, the parties hereto have caused the foregoing Supplemental Acknowledgment to be executed as of the date first stated above.

HOUSTON SPECIALTY INSURANCE COMPANY

By:	/s/Mark W. Haushill
Name: Mark. W. Haushill
Title:

ARENA INVESTORS, LP

By:	/s/Lawrence Cutler
Name: Lawrence Cutler
Title: Authorized Signatory

EXPENSES EXHIBIT

The Client shall bear all of its own operating and investment expenses including, but not limited to: the fees as set forth on the Fee Exhibit attached hereto; the Sub-Account will pay or reimburse any Arena Party for all reasonable costs, fees and third-party expenses incurred on behalf of the Sub-Account, including, but not limited to, brokerage commissions; clearing and settlement charges; custodial fees; bank service fees; administration expenses; valuation and appraisal expenses; interest expenses; professional and other fees and costs relating to the investigation, development, acquisition, consummation, ownership, maintenance, monitoring, hedging or disposition of investment opportunities, whether or not consummated (including expenses of attorneys, consultants and experts, private and commercial travel and investment software); costs of trade breaks; costs of trade errors to the extent consistent with the Investment Adviser's Trade Error Policy; risk management expenses; insurance (including general liability, directors and officers, errors or omissions and any cybersecurity insurance in respect of the Investment Adviser and related sub-advisors); Management Fees; expenses related to or in connection with any governmental inquiry, investigation or proceeding involving the Sub-Account, including the amounts of any judgments, settlements or fines paid in connection therewith; accounting and operations expenses (including the cost of accounting software packages and relevant non-accounting software); extraordinary expenses (including, unless otherwise stated herein, litigation, indemnification and contribution expenses) related to activities performed pursuant to this Agreement; expenses associated with investor reports; fees and expenses of unaffiliated servicers of specific assets owned by the Sub-Account; costs of research, information systems, software and hardware; costs of participations and other forms of compensation provided to deal finders; fees, costs and expenses (including salaries) of third-party persons engaged to provide middle- and back-office services to the Investment Adviser in respect of the Sub-Account and its activities; and costs and expenses associated with the preparation and distribution of periodic reports to the Client. To the extent such costs, fees or expenses are incurred for the benefit of both the Sub-Account and other entities managed by the Investment Adviser or its affiliates, the Investment Adviser shall make a good faith allocation of such costs, fees or expenses among the Sub-Account, and such entities.

CONFLICTS & RISK FACTORS EXHIBIT

Capital Structure Conflicts. The Investment Adviser anticipates that it may make an investment in respect of the Sub-Account in a company in which another Arena client holds an investment in a different class of such company's debt or equity. In such circumstances, the Investment Adviser may have conflicting loyalties between its duties to the Sub-Account and such other Arena client. Generally speaking, Arena expects that the Sub-Account will make investments that potentially conflict with the interest of another Arena client only when, at the time of investment by the Sub-Account, the Investment Adviser believes that (a) such investment is in the best interests of the Sub-Account and (b)(i) the possibility of actual adversity between the Sub-Account and the other Arena client is remote, (ii) either the potential investment by the Sub-Account or the investment of such other Arena client is not large enough to control any actions taken by the collective holders of securities of such company or asset, or (iii) in light of the particular circumstances, the Investment Adviser believes such investment is appropriate notwithstanding the potential for conflict. In those circumstances where the Sub-Account and another Arena client hold investments in different classes of a company's debt or equity, the Investment Adviser may also, to the fullest extent permitted by applicable law, take steps to reduce the potential for adversity between the Sub-Account and such other Arena client, including causing the Sub-Account to take certain actions that, in the absence of such conflict, it would not take, such as (A) remaining passive in a restructuring or similar situations (including electing not to vote or voting pro rata with other security holders), (B) investing in the same or similar classes of securities as the other Arena Sub-Account in order to align their interests, (C) divesting investments or (D) otherwise taking an action designed to reduce adversity. Any such step could have the effect of benefiting another Arena client (or the Investment Adviser) and therefore may not have been in the best interests of, and may have been adverse to, the Sub-Account. A similar standard generally will apply if another Arena client makes an investment in a company or asset in which the Sub-Account holds an investment in a different class of such company's debt or equity securities or assets.

Valuation Risks. It is anticipated that a substantial portion of the Client's portfolio will consist of illiquid and difficult to value instruments. The Investment Adviser will be responsible for valuing instruments based on available information. The Investment Adviser shall determine the value of such instruments in good faith, in accordance with the Investment Adviser's pricing policy, which may be amended from time to time, copies of which shall be made available to the Client upon its reasonable request at any time. Because both the Management Fee and Performance Fee calculations derive from the valuation of the Sub-Account Assets, the Investment Adviser faces a conflict in valuing the Client's Sub-Account. The Investment Adviser will seek to mitigate this conflict by relying on third party sources for valuation whenever such third party sources are reasonably available.

Engagement of Advisors and Service Providers. Conflicts may arise in connection with the engagement of advisors and other service providers. Certain advisors and other service providers, or their affiliates (including accountants, administrators, lenders, bankers, brokers, attorneys, consultants, investment or commercial banking firms and certain other advisors and agents), to the Sub-Account may also provide goods or services to or have business, personal, financial or other relationships with the Investment Adviser or its affiliates and/or other Arena clients. Such advisors and service providers may be investors in other accounts, sources of investment opportunities or co-investors or counterparties therewith. These relationships may influence the Investment Adviser in deciding whether to select or recommend such a service provider to perform services for the Sub-Account (the cost of which will generally be borne directly or indirectly by the Sub-Account). In certain circumstances, advisors and service providers, or their affiliates, may charge different rates or have different arrangements for services provided to the Investment Adviser or its affiliates or other Arena clients as compared to services provided in respect of the Sub-Account, which may result in more favorable rates or arrangements than those payable by the Sub-Account.

Notwithstanding the foregoing, investment transactions for the Sub-Account that require the use of a service provider will generally be allocated to service providers on the basis of the Investment Adviser's judgment as to best execution. In addition, the Investment Adviser or its affiliates may from time to time enter into business arrangements with service providers to operating companies whereby the Investment Adviser or its affiliates will recommend the service provider to operating companies held by one or more Arena clients in circumstances deemed appropriate by the Investment Adviser or its affiliates, and the service provider will agree to provide services to all such operating companies at a discounted rate. Such arrangements present a conflict of interest given the potential recommendation of a service provider that is providing other operating companies (in some cases, owned by other Arena clients and/or the Investment Adviser) with services (at a discounted rate or otherwise).

Service Providers. In certain circumstances, the Investment Adviser and/or its affiliates may retain third-party consultants on a full-time or part-time basis primarily to provide manufacturing, sales, marketing, pricing, technology, human resources, acquisition integration/rationalization and/or other operations services or similar services in respect of the Sub-Account, any alternative investment vehicle or any Investment or prospective Investment of the Sub-Account or any alternative investment vehicle. In such circumstances, the Sub-Account may bear compensation and expenses of such consultants calculated as fixed fees and/or performance-based fees and allocations with respect to Investments, whether in the form of cash, options, warrants, stock, incentive equity, other stock awards or otherwise. The Sub-Account's portion of any such compensation payments and expenses will not be deemed transaction fees and will not otherwise reduce the Management Fee. In addition, over the life of the Sub-Account, the Investment Adviser generally expects to exercise its discretion to recommend to the Sub-Account or to an Investment thereof that it contracts for services with various service providers, potentially including, among others, a current or prospective investors in Arena clients or its affiliates. This subjects the Investment Adviser to potential conflicts of interest, because although it intends to select service providers that it believes are aligned with its operational strategies and that will enhance Investment performance, the Investment Adviser may have an incentive to recommend the related or other person or entity because of its financial or business interest.

Conflicts may arise whereby the Investment Adviser may be incentivized to favor the Investment Adviser's or its affiliates' consultants or current or prospective investors to provide such services over more qualified service providers. There is a possibility that the Investment Adviser, because of such incentive or for other reasons (including whether the use of such persons or entities could establish, recognize, strengthen or cultivate relationships that have the potential to provide longer-term benefits to the Investment Adviser, the Sub-Account or other Arena clients), may favor such retention or continuation even if a better price and/or qualify of service provider could be obtained from another person or entity. In addition, the Investment Adviser may have a conflict of interest in determining the costs of such services that will be charged to the Sub-Account. Whether or not the Investment Adviser has a relationship with or receives financial or other benefit from recommending a particular service provider, there can be no assurance that no other service provider is more qualified to provide the applicable services or could provide such services at lesser cost.

Middle- and Back-Office Support Services. The Investment Adviser may engage third-party services providers to provide middle- and back-office support services to the Investment Adviser in respect of the Sub-Account's and other Arena client's activities. Persons provided by such third-party service may spend a substantial amount of their time dedicated to the Investment Adviser as if they were employees of the Investment Adviser. The Sub-Account will bear its allocable share of the salaries, fees and expenses of any such persons.

Epidemics, Pandemics, Outbreaks of Disease and Public Health Issues. The Investment Adviser's business activities as well as the activities in respect of the Sub-Account and its operations and investments could be materially adversely affected by outbreaks of disease, epidemics and public health issues in Asia, Europe, North America, the Middle East and/or globally, such as COVID-19 (and other novel coronaviruses), Ebola, H1N1 flu, H7N9 flu, H5N1 flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics, pandemics, outbreaks of disease or public health issues. In particular, coronavirus, or COVID-19, has spread and is currently spreading rapidly around the world since its initial emergence in December 2019 and has negatively affected (and may continue to negative affect or materially impact) the global economy, global equity markets and supply chains (including as a result of quarantines and other government-directed or mandated measures or actions to stop the spread of outbreaks). Although the long-term effects of coronavirus, or COVID-19 (and the actions and measures taken by governments around the world to halt the spread of such virus), cannot currently be predicted, previous occurrences of other epidemics, pandemics and outbreaks of disease, such as HSNI, H1N1 and the Spanish flu, had material adverse effects on the economies, equity markets and operations of those countries and jurisdictions in which they were most prevalent. A recurrence of an outbreak of any kind of epidemic, communicable disease, virus or major public health issue could cause a slowdown in the levels of economic activity generally (or push the world or local economies into recession), which would be reasonably likely to adversely affect the business, financial condition and operations of the Investment Adviser and the Sub-Account. Should these or other major public health issues, including pandemics, arise or spread farther (or continue to worsen), the Investment Adviser and the Sub-Account could be adversely affected by more stringent travel restrictions (such as mandatory quarantines and social distancing), additional limitations on the Investment Adviser's (or the Sub-Account's) operations and business activities and governmental actions limiting the movement of people and goods between regions and other activities or operations.

Execution Version

AMENDMENT AGREEMENT TO

THE INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDMENT AGREEMENT TO THE INVESTMENT MANAGEMENT AGREEMENT (the “Amendment Agreement”) is entered into this March 23, 2022 with an effective date as of March 15, 2022, between Houston Specialty Insurance Company, Imperium Insurance Company and Great Midwest Insurance Company (collectively the “Client”) and Arena Investors, LP, a Delaware limited partnership, as investment manager (the “Investment Adviser”). The Client and the Investment Adviser are sometimes each individually referred to as a “Party” and collectively as the “Parties”. Any terms used but not defined herein have the meanings assigned to them in the IMA (as defined below).

Witnesseth

WHEREAS, the Investment Adviser and the Client are parties to that certain Investment Management Agreement dated January 13, 2016 (the “IMA”), pursuant to which the Investment Adviser provides certain services to the Client in respect of the Client’s investment sub-accounts (collectively, the “Account”).

WHEREAS, the Parties now wish to enter into this Amendment Agreement in order to document certain disclosures made to the Client by the Investment Adviser with respect to the Account.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree the IMA is hereby amended as follows:

1.            AMENDMENTS

1.1	An Annex A titled “CERTAIN DISCLOSURES” shall be inserted at the end of the IMA to read as provided in Annex attached hereto.

1.2	The Client has carefully reviewed, understands and agrees to the disclosures listed on Annex A.

2.            ABSENCE OF ADDITIONAL AMENDMENTS

Unless otherwise agreed in this Amendment Agreement, the terms of the IMA shall remain in full force and effect unless such terms are incompatible with the amendments set forth in Section 1 of this Amendment Agreement, in which case, such terms shall apply with the minimum modifications necessary to make them valid and enforceable.

3.            REPRESENTATION AND WARRANTIES

3.1	Each Party hereby reiterates and confirms the original representations and warranties given in the IMA.

3.2            Without prejudice to Section 3.1 above, each Party represents and warrants that:

3.2.1	it has full power to execute this Amendment Agreement and to fulfil the obligations arising thereunder; and

3.2.2	it took all the necessary steps to authorize the execution and performance of its obligations under this Amendment Agreement.

4.            GOVERNING LAW; ARBITRATION

Notwithstanding the place where this Amendment Agreement may be executed by any of the parties hereto, the parties expressly agree that this Amendment Agreement, and all terms and provisions hereof, shall be governed by and construed in accordance with the laws of the State of Delaware (without conflicts of laws principles). Any dispute, controversy or claim arising out of or in connection with or relating to this Amendment Agreement or any breach or alleged breach hereof shall be submitted to, and determined and settled by, arbitration in New York, New York, pursuant to the Comprehensive Arbitration Rules of the Judicial Arbitration and Mediation Services, and judgment upon any such arbitral award rendered may be entered in any court having jurisdiction thereof.

5.            COUNTERPARTS

This Amendment Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement as if the signatures to each counterpart were upon a single instrument. This Amendment Agreement shall become effective when counterparts have been signed by each party and delivered to the other parties; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original and not a facsimile signature.

6.            JURY TRIAL WAIVER.

EACH OF THE PARTIES TO THIS AMENDMENT AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW OR IN EQUITY, ALL OF ITS RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AMENDMENT AGREEMENT, ANY GOVERNING DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY ACTIONS OR OMISSIONS IN CONNECTION HEREWITH OR THEREWITH. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

2

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed as of the date first stated above.

GREAT MIDWEST INSURANCE COMPANY

By:	/s/Kevin Westervelt
Name: Kevin Westervelt
Title: Authorized Signatory

HOUSTON SPECIALTY INSURANCE COMPANY

By:	/s/Kevin Westervelt
Name: Kevin Westervelt
Title: Authorized Signatory

IMPERIUM INSURANCE COMPANY

By:	/s/Kevin Westervelt
Name: Kevin Westervelt
Title: Authorized Signatory

ARENA INVESTORS, LP

By:	/s/Lawrence Cutler
Name: Lawrence Cutler
Title: Authorized Signatory

3

ANNEX A

CERTAIN DISCLOSURES

1.            Certain Asset Servicing Expenses

Because many of the assets that the Account expects to acquire require the direct and continuous supervision of asset servicing personnel, the Investment Adviser, on behalf of the Account, will contract with its affiliate, Quaestor Advisors, LLC (“Quaestor” and together with Arena Fortify Management LLC, and any other company ultimately owned by AMC (as defined below) established for the purpose of providing similar services to assets from a specific industry or geographic profile, the “Affiliated Asset Service Providers”) for the day-to-day asset servicing, including loan servicing and other ancillary services, required to maintain the types of illiquid assets in the Account’s portfolio.

In addition, certain other support functions are performed by personnel or other entities in the Arena Group, the fees of which are paid by the Account and are not included in the Asset Servicing Expense discussed below. Each Affiliated Asset Service Provider is currently staffed primarily by individuals who are also employees of the Arena Group to service a broad array of illiquid assets on behalf of the Account and other persons. Given the Affiliated Asset Service Providers’ affiliation with the Investment Adviser and that personnel are providing services on behalf of the Affiliated Asset Service Providers are employed by other entities in the Arena Group, the Investment Adviser faces a conflict in determining whether to engage any of the Affiliated Asset Service Providers and monitoring the quality of their services.

In light of the unique nature of a large portion of the Account’s assets and the efforts required to service them, it is not possible to estimate servicing costs precisely. However, these services are estimated to cost Quaestor an annual amount per asset type set forth in the table below. Rather than charging an amount per asset type, Quaestor will limit the charge to the Account to an amount equal to [***] basis points ([***]%) per annum (the “Asset Servicing Expense”) of the fair value, as determined by the Investment Adviser’s valuation committee, of that portion of Account’s illiquid assets. For the avoidance of doubt, asset servicing functions may be performed by personnel within back office functions including, for example, operations, accounting, finance and compliance. The Investment Adviser estimates that this will result in an aggregate annual Asset Servicing Expense in a typical year that is lower than the fees charged for asset servicing if an amount per asset type were charged to the Account based on the rates below. However, depending on the mix of asset types in the portfolio at any given time the fee could be higher or lower than an aggregated fee based on the rates below:

Asset Type	Annual Rate

ABS/CDO/RMBS/CMBS/ Other Securitized Bonds	[***]%

Commercial/Corporate-Performing Loans/Convertibles	[***]%

Real Estate - Performing Loans	[***]%

Private Structured Transactions	[***]%

Commercial/Corporate Non-Performing Distressed Loans	[***]%

Real Estate - Non-performing Distressed Loans/REO	[***]%

Other Assets (Tangible)	[***]%

Annex A-1

From time to time the Investment Adviser will review the Asset Servicing Expense in consideration of the services provided in order to validate its belief that the Asset Servicing Expense is comparable than the fees that would be charged for the same services if obtained from a third party. In evaluating the Asset Servicing Expense, the Investment Adviser will consider the costs being charged for similar services by non-affiliated service providers. However, relevant comparisons may not be available for a number of reasons, including, without limitation, because there are a limited number of providers or users of such services or because of the confidential and/or bespoke nature of such services. For these reasons, market comparisons may not yield market terms for comparable services. In addition to acquiring market data, the Investment Adviser may decide from time to time to obtain benchmarking data. However, benchmarking data is based on general market overviews, rather than determined on an asset-by-asset basis. As a result, benchmarking data does not take into account the specific characteristics of individual assets (such as location or size, and to some degree, the specialty nature of an asset). Benchmarking studies are expensive and will be borne by the Account and/or any other Arena client utilizing such benchmarking study, and will not offset the Management Fee.

In addition to the day-to-day asset management services, the Affiliated Asset Service Providers will provide due diligence, acquisition and disposition services to the Account for the types of assets listed above.

The Asset Servicing Expense and the charges described above are in addition to, and will not offset, the Management Fee or any other fees; they are used to cover Affiliated Asset Service Providers’ expense of engaging additional personnel and incurring additional overhead costs to manage the illiquid assets in the Account’s portfolio, in lieu of hiring an unaffiliated third-party loan servicer.

The Affiliated Asset Service Providers will not manage or receive payments in respect of the Account’s portfolio of liquid assets (i.e., Level I assets for GAAP purposes), for which the costs of managing will be covered by the Management Fee.

Arena and certain of its principals will benefit from each the Affiliated Asset Service Provider’s relationship and its receipt of fees from the Account. Such fees and relationship enhance the value of each Affiliated Asset Service Provider as a full service asset servicing firm, and the Account will not participate in any increase in value, tangible or intangible, of such Affiliated Asset Service Provider. Conflicts may arise in determining whether the Affiliated Asset Service Providers have performed their obligations to the Account and/or whether the Affiliated Asset Service Providers are entitled to be indemnified pursuant to the provisions contained in any agreement between the Affiliated Asset Service Providers and the Account. The managers, officers, and employees of the Affiliated Asset Service Providers will devote such time as it determines in its sole discretion to be necessary to perform its obligations under its agreement with the Account. It is expected that such individuals will also perform services for other Arena clients and conflicts of interest may arise in allocating management time, services or functions among the Account and such other Arena clients.

Annex A-2

2.            Other Costs of Service Providers and Consultants

It is anticipated that the Account will bear additional expenses and charges related to certain types of assets in respect of the Account, including the expenses of Quaestor Strategic Advisors LLC (“Quaestor Strategic Advisors”) and other charges. For example, loans, such as term loans and revolvers, originated by Arena affiliates, clients (including the Account) and their respective portfolio investments are anticipated to involve the engagement of Arena affiliates (including Quaestor Strategic Advisors and sourcers owned in whole or in part by Arena Management Company (“AMC”) or other Arena funds) as a service provider. In addition, Arena Fortify Management LLC and other affiliates, subsidiaries, and successors of AMC or Quaestor Strategic Advisors, as applicable, will provide expertise and services to portfolio companies involved in specific sectors or geographic regions.

In addition, the Account will have the right to contract with other affiliates of the Investment Adviser for asset management, loan servicing, special servicing due diligence and ancillary services. In such an instance, such affiliate would receive fees from the Account for such services from the Account, which gives rise to a conflict associated with the pricing of such services.

3.            Quaestor Strategic Advisors; Special Expenses

Quaestor Strategic Advisors consists of U.S. and non-U.S. entities utilized by affiliates of Arena (collectively with any subsidiary or successor entities thereto, and any similar entities established for the purpose of conducting similar activities for specified groupings of companies that come under the control of AMC, such as Arena Fortify Management LLC (the “Quaestor Entities” and together with any other company ultimately owned by AMC established for the purpose of providing similar services to assets from a specific industry or geographic profile, “Affiliated Asset Service Entities”). The Affiliated Asset Service Entities, in exchange for the Special Expenses, facilitate strategic arrangements with, or engagements (including on an independent contractor or employment basis) of, any persons that the Investment Adviser determines in good faith to be industry executives, advisors, consultants, operating executives, subject matter experts or other persons acting in a similar capacity, to provide consulting, sourcing or other services to the Account, issuers of investments (including with respect to potential portfolio investments of the Account) and other Arena clients and their investments and expects to provide such services to clients not managed by the Investment Adviser in the future. The foregoing individuals are distinct from Arena’s personnel who provide services on behalf of the Investment Adviser; however, from time to time some personnel or consultants who are Arena employees may become employees or consultants of the Affiliated Asset Service Entities if the Investment Adviser determines that such personnel have the specific skills, talents or other qualities to perform certain services. No lapse in service or time period is required in order for the Affiliated Asset Service Entities to retain the services of such personnel and to commence billing the Account for the Special Expenses.

In connection with such services, the Affiliated Asset Service Entities may receive Special Expenses. Special Expenses will be retained by, and be for the benefit of, the Affiliated Asset Service Entities and will not offset the Management Fee. The Affiliated Asset Service Entities may hire a person to perform work for the Account and other funds advised by the Investment Adviser or for one or more investments in the Account. In such event the expenses paid for such person will be shared by the Account and such other Arena accounts in a manner that the Investment Adviser believes is fair and equitable. Such expenses include, but are not limited to, employee costs, consulting, legal expenses, software expenses and insurance.

Annex A-3

To the extent that for legal, tax, regulatory or similar reasons it is necessary or desirable that the foregoing activities be conducted by, through or with one or more affiliates of the Investment Adviser or other persons other than the Affiliated Asset Service Entities, such activities will be treated for purposes of this definition as if they were conducted by the Affiliated Asset Service Entities.

“Special Expenses” means salary, fees, expenses or other compensation of any nature, including performance-based bonuses, paid by the Account or an issuer of an investment to the Affiliated Asset Service Entities (and a share of the Cost related to such entity) or any of their employees who acts as an officer of, or in an active management role at, or in respect of, such issuer (including industry executives, advisors, consultants (including operating consultants and sourcing consultants), operating executives, subject matter experts or other persons acting in a similar capacity engaged or employed by an applicable Affiliated Asset Service Entity, but excluding investment professionals providing services on behalf of the Investment Adviser that are engaged primarily in the investment activities of the Account. The Affiliated Asset Service Entities may be engaged by and receive reimbursement for Special Expenses from the Account with respect to a potential or actual portfolio investment or be engaged directly by a portfolio company and receive reimbursement for Special Expenses from the portfolio company. Neither reimbursement by the Account or by the issuer of an investment shall be the exclusive means of reimbursement of Special Expenses by the Affiliated Asset Service Entities with respect to any services provided by or expenses incurred by the Affiliated Asset Service Entities.

“Cost” means overhead costs including office leases and related expenses (such as rent, utilities and other related expenses), information technology and related support (such as applications, licenses, data/cybersecurity software and services and other related expenses), legal, regulatory compliance, human resources, accounting and internal audit, insurance, and other operating costs (e.g., travel, employee activities, working meals and supplies). For the avoidance of doubt, “Cost” will typically increase on a per client basis if fewer clients of the Investment Adviser utilize the applicable Affiliated Asset Service Entity or other affiliated service provider as the costs are spread among fewer additional persons.

4.            Ongoing Account Expenses

For the avoidance of doubt, costs related to services provided to the Account by certain personnel of the Investment Adviser or its affiliates will be charged to the Account where such activities are outside of the services expected to be provided under the IMA. Such services are generally of a type that the Investment Adviser would otherwise hire a third party.

The Account will bear the expense for retaining additional personnel who will source investments on behalf of the Account and report to the applicable personnel employed by the Investment Adviser with respect to such investment origination. Such amounts will be in addition to the Management Fee.

5.            Diversification Target

For the avoidance of doubt, the Investment Adviser may, in its sole discretion, determine that for the purposes of the limit on investments in any single issuer, investments will not be combined with other investments (even if investing in multiple developments within a geographic region with a single joint venture partner). Any deviation from this limit will be reported to the Client in the next quarterly reports.

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6.            Leverage

Leverage for the Account is expected in some cases to be obtained on a joint and several or cross-collateralized basis with other Arena accounts and affiliates. The Account intends to enter into credit facilities on a joint and several or cross-collateralized basis with other Arena accounts and certain affiliates. Such credit facilities may include implementing leverage for investments that will be purchased by or contributed to a special purpose vehicle (“SPV”) for the purpose of co-investment in certain assets with other Arena accounts and which may further involve the sale of a portion of loans originated by such SPVs to other Arena accounts (directly or indirectly through another SPV structure that is co-owned by the Account and other Arena accounts) including other entities that are wholly-owned by the Investment Advisor or its parent. If there were a failure by one or more of the other borrowers in a cross-collateralized facility, the Account could be responsible for the repayment of any such defaulted portion, even if the loan proceeds were not extended to the Account but to another borrower included in the facility. In addition, in respect of any investment purchased with borrowed funds, the relevant lender may obtain certain restrictive or other consent rights in relation to such investment upon a default of a coborrower or the Account. Such rights may hinder the ability of the other co-borrowers, including the Account, to sell, amend or otherwise deal in the relevant asset.

7.            New Ventures

In furtherance of the Account’s investment strategy, the Investment Adviser may form, fund, and invest in, new going-concerns or other new businesses or business lines (individually, a “New Venture Party” and collectively, the “New Venture Parties”), and then cause such New Venture Parties to commence business operations, whether alone, or together with the Account and/or one or more other Arena accounts.

Such lines of business will be newly formed entities with no operating history or track record upon which to evaluate the New Venture Party’s performance. Investing in new ventures is inherently riskier that investing in existing going-concerns. New ventures generally have less predictable operating results, could from time to time be parties to litigation, are often engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, could require a large amount of time and attention from the Investment Adviser, could require substantial additional capital to support their operations, finance expansion or maintain their competitive position, and if such new ventures have difficulty accessing the capital markets to meet future capital needs, will limit their ability to grow. In addition, the success of new ventures depends in large part on the management talents and efforts of a small group of persons and their ability to work together. In the case of the New Venture Parties, the persons, some of whom are performing critical functions, will not necessarily know each other and have no experience working together, which enhances the risk profile of the New Venture Parties. In addition, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on these ventures’ ability to meet their obligations.”

In addition, Arena could in the future develop new businesses, such as providing investment banking, advisory and other services to corporations, financial sponsors, management or other persons. Such services could relate to transactions that could give rise to investment opportunities that are suitable for the Account. In such case, Arena’s client would typically require it to act exclusively on its behalf, thereby precluding the Account from participating in such investment opportunities. Arena would not be obligated to decline any such engagements in order to make an investment opportunity available to the Account. In addition, it is possible Arena or its affiliates will come into the possession of information through these new businesses that limits the Account’s ability to engage in potential transactions.

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8.            Custody Rule

The Account will bear the Investment Adviser’s expenses for complying with the custody rule under the Advisers Act. The Investment Adviser will determine how to comply with the custody rule in its sole discretion and charge such amounts to the Account. Such amounts will be in addition to the Management Fee.

9.            Affiliated Broker-Dealer

The Investment Adviser is an affiliate of Arena Financial Services, LLC (“AFS”), which is registered as a broker-dealer in the U.S. with the SEC and FINRA and may become an affiliate of or establish other broker-dealers in the future. Such broker-dealers (including their respective related lending vehicles) could manage or otherwise participate in underwriting syndicates and/or selling groups with respect to portfolio companies of the Account or otherwise be involved in the private placement of debt or equity securities or instruments issued by the Account’s portfolio companies and non-controlling entities in or through which the Account invests (including by placing securities issued by such portfolio companies with co-investors) or otherwise in arranging or providing financing for portfolio companies alone or with other lenders, which could include the Account and other Arena clients. As a consequence, such affiliated broker-dealers could hold positions in instruments and securities issued by the Account’s portfolio companies and engage in transactions that could also be appropriate investments for the Account. Such broker-dealers will generally (subject to applicable law) receive underwriting fees, placement commissions, financing fees, interest payments or other compensation with respect to such activities, which are not required to be shared with the Account. Where an affiliated broker-dealer serves as underwriter with respect to a portfolio company’s securities, the Account will generally be subject to a “lock-up” period following the offering under applicable regulations or agreements during which time its ability to sell any securities that it continues to hold is restricted. This could prejudice the Account’s ability to sell of such securities at an opportune time.

In addition, in circumstances where a portfolio company becomes distressed and the participants in an offering undertaken by such portfolio company have a valid claim against the underwriter, the Account would have a conflict in determining whether to sue its affiliated broker-dealer. In circumstances where a non-affiliate broker-dealer has underwritten an offering, the issuer of which becomes distressed, the Account will also have a conflict in determining whether to bring a claim on the basis of concerns regarding Arena’s relationship with the broker-dealer.

10.            Certain Additional Risk Factors

Market Disruptions; Governmental Intervention; Dodd-Frank Wall Street Reform and Consumer Protection Act. The global financial markets have in the past gone through pervasive and fundamental disruptions that have led to extensive and unprecedented governmental intervention. Such intervention has in certain cases been implemented on an “emergency” basis, suddenly and substantially eliminating market participants’ ability to continue to implement certain strategies or manage the risk of their outstanding positions. In addition — as one would expect given the complexities of the financial markets and the limited time frame within which governments have felt compelled to take action — these interventions have typically been unclear in scope and application, resulting in confusion and uncertainty which in itself has been materially detrimental to the efficient functioning of the markets as well as previously successful investment strategies.

Annex A-6

The Account may incur major losses in the event of disrupted markets and other extraordinary events in which historical pricing relationships become materially distorted. The risk of loss from pricing distortions is compounded by the fact that in disrupted markets many positions become illiquid, making it difficult or impossible to close out positions against which the markets are moving. The financing available to the Account from its banks, dealers and other counterparties is typically reduced in disrupted markets. Such a reduction may result in substantial losses to the Account. Market disruptions may from time to time cause dramatic losses for the Account, and such events can result in otherwise historically low-risk strategies performing with unprecedented volatility and risk.

In the United States, the Dodd-Frank Act was signed into law in July 2010. The Dodd-Frank Act established rigorous oversight standards to protect the U.S. economy and American consumers, investors and businesses. The Dodd-Frank Act and related CFTC and SEC rulemakings require additional regulation of fund and derivative managers, including requirements for such managers to register as investment advisers under the Advisers Act, and disclose certain information to regulators about their funds, investors, positions, counterparties, and exposures. The Dodd-Frank Act is in the process of being implemented based on the adoption of various regulations and reports being promulgated by various authorities over a period of time. While certain significant rules have gone into effect, the regulators are currently in the process of proposing and promulgating additional regulations, and it is unknown in what form, when, and in what order all of the regulations may be implemented or the impact any such implemented regulations will have on Arena and the Account.

Regulatory Risks Associated with Investment Level Leverage. The Account may implement collateralized loan obligations (“CLOs”) in order to secure leverage. The applicable risk retention rules require a sponsor or a “majority-owned affiliate” thereof of a securitization transaction, such as a CLO (in the case of U.S. Risk Retention Rules) or certain other eligible entities (in the case of EU/UK Risk Retention Rules), to retain at least 5% of the economic interest in the credit risk of the securitized assets (the “Retention Interests”).

Under the U.S. Risk Retention Rules, a “majority-owned affiliate” of a sponsor may hold Retention Interests. For purposes of satisfying obligations under the U.S. Risk Retention Rules, Arena, as asset manager (a “CLO Manager”) of any CLO implemented by the Account, expects to retain, as sponsor, or to cause one of its “majority-owned affiliates” to retain, Retention Interests in each such CLO. There has been limited guidance regarding how entities may be structured for this purpose, and therefore the regulatory environment in which any such CLOs would operate is uncertain. There can be no assurance that applicable governmental authorities will agree that any of the transactions, structures or arrangements entered into by Arena, and the manner in which it expects to hold Retention Interests, will satisfy the U.S. Risk Retention Rules. If such transactions, structures or arrangements are determined not to comply with the U.S. Risk Retention Rules, Arena and the Account could become subject to regulatory action. The impact of the U.S. Risk Retention Rules on the securitization market is also unclear and such rules may negatively impact the value of the CLOs and their underlying assets.

Annex A-7

Epidemics, Pandemics, Outbreaks of Disease and Public Health Issues. The Investment Adviser’s business activities as well as the activities in respect of the Account and its operations and investments could be materially adversely affected by outbreaks of disease, epidemics and public health issues in Asia, Europe, North America, the Middle East and/or globally, such as COVID-19 (and other novel coronaviruses), Ebola, H1N1 flu, H7N9 flu, H5N1 flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics, pandemics, outbreaks of disease or public health issues. In particular, coronavirus, or COVID-19, has spread and is currently spreading rapidly around the world since its initial emergence in December 2019 and has negatively affected (and may continue to negative affect or materially impact) the global economy, global equity markets and supply chains (including as a result of quarantines and other government-directed or mandated measures or actions to stop the spread of outbreaks). Although the long-term effects of coronavirus, or COVID-19 (and the actions and measures taken by governments around the world to halt the spread of such virus), cannot currently be predicted, previous occurrences of other epidemics, pandemics and outbreaks of disease, such as H5N1, H1N1 and the Spanish flu, had material adverse effects on the economies, equity markets and operations of those countries and jurisdictions in which they were most prevalent. A recurrence of an outbreak of any kind of epidemic, communicable disease, virus or major public health issue could cause a slowdown in the levels of economic activity generally (or push the world or local economies into recession), which would be reasonably likely to adversely affect the business, financial condition and operations of the Investment Adviser and the Account. Should these or other major public health issues, including pandemics, arise or spread farther (or continue to worsen), the Investment Adviser and the Account could be adversely affected by more stringent travel restrictions (such as mandatory quarantines and social distancing), additional limitations on the Investment Adviser’s (or the Account’s) operations and business activities and governmental actions limiting the movement of people and goods between regions and other activities or operations.

Risks Relating to SPACs. The Account may invest in one or more special purpose acquisition companies (each, a “SPAC”). Thus, a portion of the Account’s profits will be dependent on a SPAC’s ability to successfully complete its IPO and initial business combination transaction, the performance of a SPAC and of its acquired company at, and following, the business combination and the market value of a SPAC’s securities. An investment in a SPAC, including SPACs sponsored by Arena SPAC Persons (as defined below), creates a number of significant risks, including those described below.

Risks associated with investing in a SPAC include, among other things, that: (i) such SPAC may not be able to locate or acquire target companies by the deadline; (ii) the value of any target company may decrease following its acquisition by such SPAC; (iii) the value of the funds invested and held in the trust decline; (iv) the inability to redeem due to the failure to hold the securities in the SPAC as of the record date or the failure to vote against the acquisition; and (v) if the SPAC is unable to consummate a business combination, public stockholders (including the Account) will be forced to wait until the deadline before liquidating distributions are made. If a SPAC is unable to locate and acquire target companies by the deadline, the SPAC may be forced to liquidate its assets, which may result in losses due to the expenses and liabilities of the SPAC.

The Account may invest in a SPAC that, at the time of investment, has not selected or approached any prospective target businesses with respect to a business combination. In such circumstances, there may be an extremely limited basis for the Account to evaluate the possible merits or risks of such SPAC’s investment in any particular target business. Also, to the extent that a SPAC completes a business combination, it may be affected by numerous risks inherent in the business operations of the acquired company or companies, and there is no guarantee that a SPAC that completes a business combination will exceed the per share value of the SPAC’s equity previously held in trust.

Annex A-8

Also, certain affiliates and key persons of the Investment Adviser (the “Arena SPAC Persons”) may serve in the future as a sponsor to, certain SPACs in which certain Arena clients will invest in the future (a “Related SPAC”). Although the Arena SPAC Persons will endeavor to evaluate the risks inherent in a particular target business for any Related SPAC, there is no guarantee that Arena SPAC Persons will properly ascertain or assess all of the significant risk factors or that they will have adequate time to complete due diligence. Furthermore, some of these risks may be outside of the target business and outside of any Related SPAC’s control and leave a Related SPAC with no ability to control or reduce the chances that those risks will adversely impact a target business. In addition, there can be no assurance that a target business will be profitable or successful in its operations following the business combination.

Arena SPAC Persons, the Account and other Arena affiliated investment accounts managed by it or by an affiliate may, from time to time, be allocated Sponsor Equity (as defined below) in connection with a Related SPAC. For the avoidance of doubt, the Account may not be offered such opportunities depending on the circumstances of the SPAC. The Sponsor Equity will be worthless if a Related SPAC does not complete an initial business combination. As a result, the Arena SPAC Persons may have different interests in considering and supporting any proposed de-SPAC business combination transaction than the Account. Additionally, as a holder of Sponsor Equity the Account will incur its pro rata portion of any upfront costs incurred in connection with the formation of any Related SPAC, and there is no guarantee that the Account would receive any return on its investment in Sponsor Equity.

Investments in SPACs are speculative and involve a high degree of risk.

PIPE Transactions. The Account may participate in PIPE transactions, including PIPE transactions associated with Related SPACs. Special investments in public companies whose stocks are quoted on stock exchanges or which trade in the over-the-counter securities market, a type of investment commonly referred to as a “PIPE” transaction, may be entered into with smaller capitalization public companies, which will entail business and financial risks comparable to those of investments in the publicly issued securities of smaller capitalization companies. Such companies may also be less likely to weather business or cyclical downturns than larger companies and are more likely to be substantially hurt by the loss of a few key personnel. In addition, PIPE transactions will generally result in the Account acquiring either restricted stock or an instrument convertible into restricted stock. As with investments in other types of restricted securities, such an investment may be illiquid. The Account’s ability to dispose of securities acquired in PIPE transactions may depend on the registration of such securities for resale. Any number of factors may prevent or delay a proposed registration. Alternatively, it may be possible for securities acquired in a PIPE transaction to be resold in transactions exempt from registration in accordance with Rule 144 under the Securities Act, or otherwise under U.S. federal securities laws. There can be no guarantee that there will be an active or liquid market for the stock of any small capitalization company due to the possible small number of stockholders. As a result, even if the Account is able to have securities acquired in a PIPE transaction registered or sell such securities through an exempt transaction, the Account may not be able to sell all the securities on short notice, and the sale of the securities could lower the market price of the securities. There is no guarantee that an active trading market for the securities will exist at the time of disposition of the securities, and the lack of such a market could hurt the market value of the Account’s investments.

Annex A-9

Conflicts Relating to Investments in SPACs and PIPEs. Certain Arena SPAC Persons expect in the future to sponsor one or more SPACs, in which Arena clients will invest in the future in various capacities. A SPAC is a publicly traded company formed for the purpose of raising capital through an IPO to fund the acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination, of one or more operating businesses.

It is expected that one or more Arena SPAC Persons will sponsor one or more Related SPACs in the future. In connection with sponsoring a Related SPAC and managing the Arena clients’ investments in such SPACs, Arena SPAC Persons are and will be faced with actual and potential conflicts of interest, as set out in more detail below.

For the avoidance of doubt, the Account may or may not be offered positions in such investments based on the Investment Adviser’s policies.

Allocation of Time and Resources

None of the Arena SPAC Persons are required to devote any particular amount of time to the Account or any other Arena clients. The devotion of time and effort of certain Arena SPAC Persons to sponsoring any Related SPAC could be viewed as creating a conflict of interest in that the time and effort of certain Arena SPAC Persons will not be devoted exclusively to the business of the Account and the Investment Adviser but will be allocated between the business of the Account and the Investment Adviser, on the one hand, and other business activities, including the activities of such SPACs, on the other hand, including diligencing target companies and management teams and effecting a merger with a target. In addition, in connection with sponsoring any Related SPAC it is anticipated that Arena SPAC Persons may serve as directors and/or officers of such SPACs and/or any acquisition target of such SPACs that becomes publicly listed on an exchange (each such company, an “Acquired Company”). Arena SPAC Persons may face a conflict between the duties owed to the Account and the duties owed to such SPACs or Acquired Companies. In such circumstances, such persons may act in ways that are in the best interests of such SPACs or Acquired Companies but not the Account. For example, such SPAC may decline an opportunity to merge with a company in which the Account is invested or may merge with a company that competes directly with a company in which the Account is invested. There can be no assurance that the board membership and/or the involvement of certain Arena SPAC Persons with respect to such SPACs or Acquired Companies, in each case, will result in favorable results for the Account.

Board of Director Compensation

From time to time, Arena SPAC Persons may receive compensation (whether in the form of cash, options, warrants, stock or otherwise) in connection with serving as a director of a SPAC or an Acquired Company in which the Account is invested. With respect to any cash payments received by an Arena SPAC Person in connection with such board positions, such amounts will be applied to reduce the Management Fees paid by the Management Fee-bearing Shareholders. Any other compensation received in connection with such board positions as non-cash payments (e.g., stock, options, warrants or otherwise) will not be used to offset Management Fees and will be retained by Arena SPAC Persons. For the avoidance of doubt, only cash compensation received by Arena SPAC Persons in connection with serving as a director of a SPAC or an Acquired Company will offset Management Fees, unlike instances in which Transaction Fees are received. Given these differences, the Investment Adviser may face a conflict of interest in allocating investment opportunities of the Account.

Annex A-10

SPAC Sponsor Economics

Certain Arena SPAC Persons expect to receive, economic benefits in connection with serving as a sponsor of a SPAC (“Sponsor Equity”). It is expected that with respect to any Related SPAC, certain Arena SPAC Persons will receive similar economic benefits and such economic benefits will be shared with the Arena clients only to a limited extent as determined by the sponsor of such Related SPAC in its own discretion, without the requirement of notifying the Account and/or the Limited Partners.

Account Participation in SPACs and PIPEs

In addition to receiving an allocation of Sponsor Equity with respect to a SPAC, the Account may participate in an IPO of a SPAC and to the extent there is a PIPE formed in connection with a SPAC, the Account may also participate in the associated PIPE. However, there is no guarantee that the Account will be allocated such SPAC and PIPE opportunities.

In respect of any Related SPAC, the Account and certain other Arena clients may receive an allocation of Sponsor Equity, participate in an IPO of such SPACs, enter into a forward purchase agreement with such SPACs and/or participate in any associated PIPE. By directing the Account to enter into such transactions with such SPACs and/or participate in any associated PIPE, the Investment Adviser is presented with a conflict of interest. The Investment Adviser, on the one hand, is incentivized to increase the value of any Related SPAC or Acquired Company, thus preserving the benefits associated with its Sponsor Equity, including by having the Account invest in the related PIPE, which may help fund redemptions upon a de-SPAC transaction and ensure the success of a business merger. In addition, because of the economics associated with the Sponsor Equity, the Arena SPAC Persons are incentivized to enter into a merger with any target in order to reap the benefits of the Sponsor Equity, even if the securities of the Acquired Company are not ultimately a profitable investment for the Arena clients. This may be exacerbated by the possibility that the Arena SPAC Persons could receive significant profits in respect of the Sponsor Equity, even where the Account receives only minimal or no profits in respect of its PIPE investment. Such Arena SPAC Persons, on the other hand, owe certain duties to the Account. Thus, the Investment Adviser faces a conflict of interest in determining the size and scope of the Account’s investment in any Related SPAC or Acquired Company. Further, there is no guarantee that such investment in any Related SPAC or Acquired Company would have been entered into but for certain Arena SPAC Persons serving as a sponsor to such SPACs. Arena has adopted written policies and procedures to help address any actual and potential conflicts arising out of its affiliation with a SPAC and/or a PIPE.

In connection with any Related SPAC’s IPO, the Account may enter into a forward purchase agreement with an issuer to participate in a private placement transaction, which would close concurrently with the initial business combination of such SPAC. The terms of such forward purchase agreement would be negotiated by the Investment Adviser, on behalf of the Account, in its discretion. Thus, the Account could be in a position of providing capital to support the Arena SPAC Persons’ acquisition of Sponsor Equity with no guarantee that such capital investment will be profitable for the Account.

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Potential Engagement with Issuers

In connection with its investment activities, any Related SPAC may engage with issuers in which the Arena clients invest or other companies with respect to which the Arena clients,

including the Account, transact business. There is no guarantee such engagement by such SPAC will be beneficial to the Arena clients, and the interests of the Arena clients may not be aligned in all circumstances with the interests of such SPAC with respect to any such issuers, which could create actual or potential conflicts of interest or the appearance of such conflicts for such SPAC, the Arena clients, the Investment Adviser and/or its affiliates. In that regard, actions may be taken by such SPAC that are adverse to the Account.

The Investment Adviser will allocate investment opportunities involving SPACs, SPAC IPOs and PIPE investments in accordance with its investment allocation policies and procedures then in effect.

Credit Default Swap Agreements. The Account may invest in credit default swaps. The typical credit default swap contract requires the seller to pay to the buyer, if a particular reference entity experiences specified credit events, the difference between the notional amount of the contract and the value of a portfolio of securities issued by the reference entity that the buyer delivers to the seller. In return, the buyer agrees to make periodic payments equal to a fixed percentage of the notional amount of the contract. The Account may also sell credit default swaps on a basket of reference entities as part of a synthetic collateralized debt obligation transaction.

As a buyer of credit default swaps, the Account will be subject to certain risks in addition to those described elsewhere herein. In circumstances in which the Account does not own the debt securities that are deliverable under a credit default swap, the Account will be exposed to the risk that deliverable securities will not be available in the market, or will be available only at unfavorable prices, as would be the case in a so-called “short squeeze.” While the credit default swap market auction protocols reduce this risk, it is still possible that an auction will not be organized or will not be successful. In certain instances of issuer defaults or restructurings (for those credit default swaps for which restructuring is specified as a credit event), it has been unclear under the standard industry documentation for credit default swaps whether or not a “credit event” triggering the seller’s payment obligation had occurred. The Credit Derivatives Determination Committees (the “Determination Committees”) are intended to reduce this uncertainty and create uniformity across the market, although it is possible that a Determination Committee will not be able to reach a resolution or do so on a timely basis. In either of these cases, the Account would not be able to realize the full value of the credit default swap upon a default by the reference entity.

As a seller of credit default swaps, the Account will incur leveraged exposure to the credit of the reference entity and become subject to many of the same risks it would incur if it were holding debt securities issued by the reference entity. However, the Account will not have any legal recourse against the reference entity and will not benefit from any collateral securing the reference entity’s debt obligations. In addition, the credit default swap buyer will have broad discretion to select which of the reference entity’s debt obligations to deliver to the Account following a credit event and will likely choose the obligations with the lowest market value in order to maximize the payment obligations of the Account.

Counterparty risk is always present in credit default swaps, although central clearing of certain credit default swaps is intended to reduce counterparty risk by imposing the central clearing house as the counterparty to each cleared swap. The market for credit default swaps on distressed securities is not liquid (compared to the market for credit default swaps on investment grade corporate reference entities).

Annex A-12

In addition, the proper tax treatment of credit default swaps and other derivatives may not be clear. Limited Partners generally are required to treat any such derivatives for U.S. federal income tax purposes in the same manner as they are treated by the Account. The tax environment for derivatives is evolving and changes in the taxation of derivatives may adversely affect the value of derivatives held by the Account.

Given the recent sharp increases in volume of credit derivatives trading in the market, settlement of such contracts may also be delayed beyond the time frame originally anticipated by counterparties. Such delays may adversely impact the Account’s ability to otherwise productively deploy any capital that is committed with respect to such contracts.

Certain governmental entities have indicated that they intend to regulate the market in credit default swaps. It is difficult to predict the impact of any such regulation on the Account, but it may be adverse (including making the Account ineligible to be a “seller” of credit default swaps).

Total Return Swaps. The Account from time to time may invest in total return swaps. As a buyer of total return swaps, the Account will be obligated to make certain periodic payments in exchange for the total return on a referenced asset, including coupons, interest and the gain or loss on such asset over the term of the swap. The Account may be required to maintain collateral with the total return swap counterparty. If the Account fails to fulfill its payment obligations or fails to post any required collateral under a total return swap, the total return swap counterparty may declare an event of default and, as a result, the Account may be required to pay swap breakage fees, suffer the loss of the amounts paid to the counterparty and forego the receipts from the counterparty of further total return swap payments.

Over-the-Counter Derivatives Markets. The Dodd-Frank Act, enacted in July 2010, includes provisions that comprehensively regulate the OTC derivatives markets for the first time. The Dodd-Frank Act will ultimately mandate that a substantial portion of OTC derivatives must be executed in regulated markets and be submitted for clearing to regulated clearinghouses. OTC trades submitted for clearing will be subject to minimum initial and variation margin requirements set by the relevant clearinghouse, as well as possible SEC- or CFTC-mandated margin requirements. OTC derivatives dealers typically demand the unilateral ability to increase the Account’s collateral requirements for cleared OTC trades beyond any regulatory and clearinghouse minimums. The regulators also have broad discretion to impose margin requirements on non-cleared OTC derivatives and new requirements will apply to the holding of customer collateral by OTC derivatives dealers. These requirements may increase the amount of collateral the Account is required to provide and the costs associated with providing it. OTC derivative dealers also are required to post margin to the clearinghouses through which they clear their customers’ trades instead of using such margin in their operations, as was widely permitted before the Dodd-Frank Act. This has and will continue to increase the OTC derivative dealers’ costs, and these increased costs are generally passed through to other market participants in the form of higher upfront and mark-to-market margin, less favorable trade pricing, and the imposition of new or increased fees, including clearing account maintenance fees.

With respect to cleared OTC derivatives, the Account will not face a clearinghouse directly but rather through an OTC derivatives dealer that is registered with the CFTC or SEC to act as a clearing member. The Account may face the indirect risk of the failure of another clearing member customer to meet its obligations to its clearing member. Such scenario could arise due to a default by the clearing member on its obligations to the clearinghouse, triggered by a customer’s failure to meet its obligations to the clearing member.

Annex A-13

The SEC and CFTC will also require a substantial portion of derivative transactions that were historically executed on a bi-lateral basis in the OTC markets to be executed through a regulated securities, futures, or swap exchange or execution facility. Some types of CFTC-regulated swaps (including interest rate swaps and credit default index swaps on North American and European indices) are required to be centrally cleared and exchange-traded, and additional types of swaps may be required to be centrally cleared and exchange traded in the future. In December 2019, the SEC adopted a package of rule amendments that “stood up” its regulatory regime with regard to security-based swaps became effective, and as of November 2021, security-based swap dealers will be required to register with the SEC and most of the SEC’s regulations of security-based swaps come into effect. Such requirements may make it more difficult and costly for investment funds, including the Account, to enter into highly tailored or customized transactions. They may also render certain strategies in which the Account might otherwise engage impossible or so costly that they will no longer be economical to implement. If the Account decides to become a direct member of one or more of these exchanges or execution facilities, the Account would be subject to all of the rules of the exchange or execution facility, which would bring additional risks and liabilities, and potential additional regulatory requirements.

OTC derivative dealers are now required to register with the CFTC and will ultimately be required to register with the SEC. CFTC-registered swap dealers are and SEC-registered security-based swap dealers will be subject to minimum capital and margin requirements, business conduct standards, disclosure requirements, reporting and recordkeeping requirements, transparency requirements, position limits, limitations on conflicts of interest, and other regulatory burdens. These requirements further increase the overall costs for registered swap dealers and are expected to increase the overall costs for registered security-based swap dealers, which costs may be passed along to market participants as market changes continue to be implemented. The overall impact of the Dodd-Frank Act on the Account is not yet known, and it is unclear how the OTC derivatives markets will ultimately adapt to this regulatory regime, along with additional, sometimes overlapping, regulatory requirements imposed by non-U.S. regulators.

Futures Trading. The Account may trade futures contracts, including stock index futures. Futures prices are highly volatile, with price movements being influenced by a multitude of factors such as changing supply and demand relationships, government trade, fiscal, monetary and exchange control programs and policies, national and international political and economic events and speculative frenzy and the emotions of the marketplace. In addition, governments from time to time intervene in certain markets, particularly currency and interest-rate markets.

The low margin deposits normally required in futures trading permit an extremely high degree of leverage; margin requirements for futures trading being in some cases as little as 2% of the face value of the contracts traded. Accordingly, a relatively small price movement in a futures contract may result in an immediate and substantial loss to the investor.

There can be no assurance that a liquid market will exist at a time when the Account seeks to close out an option position, future or Swap. Most U.S. commodity exchanges limit fluctuations in futures contract prices during a single day by regulations referred to as “daily limits.” During a single trading day, no trades may be executed at prices beyond the daily limit.

Annex A-14

Once the price of a futures contract has increased or decreased to the limit point, positions can be neither taken nor liquidated. Futures prices have occasionally moved to the daily limit for several consecutive days with little or no trading. Similar occurrences could prevent the Account from promptly liquidating unfavorable positions and subject the Account to substantial losses. In addition, certain of these instruments are relatively new and are without a significant trading history. As a result, there is no assurance that an active secondary market will develop or continue to exist. Lack of a liquid market for any reason may prevent the Account from liquidating an unfavorable position and the Account would remain obligated to meet margin requirements until the position is closed.

The CFTC and the U.S. commodities exchanges impose limits referred to as “speculative position limits” on the maximum net long or net short speculative positions that any person may hold or control in any particular futures or options contracts traded on U.S. commodities exchanges. For example, the CFTC currently imposes speculative position limits on a number of agricultural commodities (e.g., corn, oats, wheat, soybeans and cotton) and U.S. commodities exchanges currently impose speculative position limits on many other commodities. The Dodd-Frank Act significantly expanded the CFTC’s authority to impose position limits with respect to futures contracts and options on futures contracts, swaps that are economically equivalent to futures or options on futures, and swaps that are traded on a regulated exchange and certain swaps that perform a significant price discovery function. In October 2020, the CFTC adopted amendments to its position limits rules that establish certain new and amended position limits for 25 specified physical commodity futures and related options contracts traded on exchanges, other futures contracts and related options directly or indirectly linked to such 25 specified contracts, and any OTC transactions that are economically equivalent to the 25 specified contracts. The Investment Adviser will need to consider whether the exposure created under these contracts might exceed the new and amended limits in anticipation of the applicable compliance dates, and the limits may constrain the ability of the Account to use such contracts. The amendments also modify the bona fide hedging exemption for which certain swap dealers are currently eligible, which could limit the amount of speculative OTC transaction capacity each such swap dealer would have available for the Account prior to the applicable compliance date. All accounts owned or managed by the Investment Adviser are likely to be combined for speculative position limit purposes. The Account could be required to liquidate positions it holds in order to comply with such limits, or may not be able to fully implement trading instructions generated by its trading models, in order to comply with such limits. Any such liquidation or limited implementation could result in substantial costs to the Account.

Cybersecurity Breaches and Information Technology. Arena is heavily reliant on its information technology infrastructure, processes and procedures, and it has devoted significant resources to ensuring it has competitive informational technology systems. Information technology changes rapidly, however, and Arena may not be able to stay ahead of such advances. Moreover, as Arena grows, it may find itself a target of cybersecurity breaches and attacks. The Account is subject to risks associated with a breach in its cybersecurity. Cybersecurity is a generic term used to describe the technology, processes and practices designed to protect networks, systems, computers, programs and data from “hacking” by other computer users, other unauthorized access and the resulting damage and disruption of hardware and software systems, loss or corruption of data as well as misappropriation of confidential information. The computer systems, networks and devices used by Arena and service providers to Arena and the Account to carry out routine business operations employ a variety of protections designed to prevent damage or interruption from computer viruses, network failures, computer and telecommunication failures, infiltration by unauthorized persons and security breaches. Despite the various protections utilized, these systems, networks, or devices potentially can be breached. Cybersecurity breaches can include unauthorized access to systems, networks, or devices; infection from computer viruses or other malicious software code; and attacks that shut down, disable, slow, or otherwise disrupt operations, business processes, or website access or functionality.

Annex A-15

The Account could be negatively impacted as a result of a cybersecurity breach. If a cybersecurity breach occurs, the Account may incur substantial costs, including those associated with: forensic analysis of the origin and scope of the breach; increased and upgraded cybersecurity; investment losses from sabotaged trading systems; loss of data and other records; identity theft; unauthorized use of proprietary information; litigation; adverse investor reaction; the dissemination of confidential and proprietary information; and reputational damage. Cybersecurity breaches may cause disruptions and impact business operations, potentially resulting in financial losses to the Account; interference with Arena’s ability to calculate the value of an investment in the Account; impediments to trading; the inability of Arena and other service providers to transact business; violations of applicable privacy and other laws; regulatory fines, penalties, reputational damage, reimbursement or other compensation costs, or additional compliance costs; as well as the inadvertent release of confidential information.

Investors are advised to ensure communication methods with the Investment Adviser and any of their respective affiliates, any financial advisers or any other parties associated with the Account are secure so as to prevent fraudulent change of details or other fraudulent requests and communications from being submitted through, for example, their email accounts.

Annex A-16

Execution Version

This SUPPLEMENTAL ACKNOWLEDGMENT (this “Supplemental Acknowledgment”) to the existing Investment Management Agreement between Houston Specialty Insurance Company, Imperium Insurance Company and Great Midwest Insurance Company (collectively, the “Client”) and Arena Investors, LP, a Delaware limited partnership, as investment adviser (referred to herein as the “Investment Adviser”) dated January 13, 2016 (as amended and supplemented from time to time, the “IMA”) is entered into by and between Client and Advisor as of March 23, 2022.

The signatories below acknowledge that a discretionary Stable Income—Real Estate Credit sub-account (the “Sub-Account”) has been created pursuant to the IMA that will be subject to the terms, investment guidelines and fees described below. Capitalized terms not otherwise defined herein have the meanings set forth in the IMA.

Client and Investment Adviser previously entered into a separate agreement–that certain Investment Management Agreement, dated March 1, 2017, which was replaced by the Amended and Restated Investment Management Agreement, dated April 1, 2020 (the “Former Investment Management Agreement”). The Former Investment Management Agreement governed the terms and conditions between Client and Investment Adviser in relation to the Stable Income—Real Estate Credit Sub-Account. Client and Investment Adviser hereby agree that the Former Investment Management Agreement is terminated and shall no longer be in effect upon the execution by Client and Investment Adviser of this Supplemental Acknowledgment; and henceforth, this Supplemental Acknowledgment together with the IMA shall govern the relationship and terms and conditions between Client and Investment Adviser for the Stable Income— Real Estate Credit Sub-Account.

1.	Funding Terms

The Sub-Account was funded through a commitment of $50 million (the “Initial Commitment”) by the Client on or about March 1, 2017 (the “Effective Date”). The Client shall maintain such Sub-Account and shall make capital available to the Investment Adviser. The assets in such Sub-Account, as altered from time to time by the investment, reinvestment or disposition thereof, are collectively referred to herein as the “Sub-Account Assets.” On five (5) business days’ notice the Client will advance funds to such accounts as the Investment Adviser shall designate for the purpose of investing in Sub-Account Assets, provided, however, that at no point shall the net asset value of the Account Assets exceed $50 million plus the amount of net profits retained in the Account less net losses suffered by the Account less the amounts distributed to the Client and withdrawn from the Account pursuant to Section 7(a) of the IMA less the amounts paid to the Investment Adviser for fees and costs.

2.	Investment Guidelines: The Investment Adviser’s management of the Sub-Account will be consistent with the investment guidelines set forth below.

Table A – Portfolio - Overall Risk Tolerance	Limits
Duration -Weighted Average Effective Range	1-5
Credit Quality- Weighted Average Minimum	BB-

All ratings criteria in this document will be applied using the NAIC method as follows:

(i)            For a security rated by one NRSRO, it will be assigned that rating;

(ii)           If a security is rated by two NRSROs, then the lowest rating will be assigned.

(iii)          If a security is rated by three or more NRSROs, then the Bloomberg Composite[1] Rating will be assigned.

(iv)          Securities that are rated higher by the NAIC due to cost basis treatment will be rated as follows: AA for NAIC 1, BBB for NAIC 2, BB for NAIC 3, B for NAIC 4, and CCC for NAIC 5.

(v)           Securities with credit ratings with + or -, or numerical qualifier shall be deemed to be within the letter rating class shown, unless specifically indicated elsewhere in this Investment Policy. For example, a BBB minimum indication shall include BBB3 and BBB- securities.

(vi)          For weight averaging calculation refer to Table D “Credit Rating Numerical Conversion”

Table B - Fixed Income - Asset Class Diversification	Maximum of Invested Assets
Short Term Investments with an original maturity of not more than one year (Minimum Credit Quality A1/P1)	100%
U.S. Government & Full-faith and credit Agency Obligations	100%
Non full-faith and credit U.S. Agency Obligations	100%
Mortgage Related Securities, including mortgage loans and mortgage pools with the following sub limits (excluding full faith & credit)	100%
- U.S. Agency Backed - Residential	100%
- Non-Agency Backed - Residential	100%
- U.S. Agency Backed - Commercial	100%
- Non-Agency Backed – Commercial (must be in compliance with Texas code detailed in Table B)	100%
- Total Agency and Non-Agency Backed - Commercial (including commercial loans)	100%
Asset-Backed Securities (Inclusive of all non-Collateralized Loan Obligations Asset-Backed Securities)	100%
-Collateralized Loan Obligation tranches	50%
-Rated BBB and Below Collateralized Loan Obligation tranches	25%
Public & 144A Corporate Securities including Convertible Securities	100%
Bank Debt – Originated Secondary (First Lien)	100%
-Second Lien	25%
Traditional Rated Private Placements	60%
Preferred Stocks including Convertible Securities	10%

1 Bloomberg Composite Rating - The rating agencies (Moody’s, Fitch, Standard & Poor’s and Dominion Bond Rating Service Ltd) are evenly weighted when calculating the composite. The Bloomberg Composite is the average of existing ratings, rounded down to the lower rating if the composite is between two ratings.

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Investments not specifically permitted in Table B are prohibited without prior written approval of the Investment Committee.

Table C- Issuer Diversification – excluding U.S. Government, Agency and Government sponsored MBS & Debentures
Asset Class	Rating Agency/NAIC	% of Invested Assets (Limit by Issuer)

Corporate Bonds (Including Traditional Rated Privates), Mortgage Backed Securities, Asset Backed (excluding CLO) and Commercial Mortgage Backed Securities

(Investment must be domiciled in US or Canada or have NAIC 1 or 2 rating)

	AAA/1 AA/1 A/1 BBB/2 BB/3 B/4 CCC/5	20.0% 15.0% 10.0% 10.0% 10.0% 10.0% 10.0%
Collateralized Loan Obligations	AAA/1 AA/1 A/1 BBB/2 BB/3	18.0% 10.0% 10.0% 10.0% 10.0%

Commercial Mortgage Loan First Liens Under Section 424.066 of the Texas Insurance Code (Code), an insurer may invest funds, in excess of minimum capital and surplus, in a bond, note or evidence of indebtedness that is secured by a valid first lien on real property located in the United States. Loan to Value shall not exceed 90% and value must be determined by an outside appraisal. An insurer’s single obligation may not exceed 10% of the insurer’s capital and surplus and an insurer’s aggregate investments may not exceed 30% of the insurer’s assets. Loan secured by a valid first lien on real property located in the United States.

	BBB/2	15.0%

Table D - Credit Rating Numerical Conversion
Tsy	1	BB+	12
Agy	2	BB	13
AAA	2	BB-	14
AA+	3	B+	15
AA	4	B	16
AA-	5	B-	17
A+	6	CCC+	18
A	7	CCC	19
A-	8	CCC-	20
BBB+	9	CC	21
BBB	10	C	22
BBB-	11	DDD	23

3.	Fees.

The fees for the Sub-Account shall be as set forth in the Fee Exhibit attached hereto.

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4.	Indemnity.

In addition to the terms set forth in the indemnification provisions set forth in Section 8 of the IMA, the parties agree that: (a) the Investment Adviser shall indemnify the Client against any liabilities, claims and expenses reasonably incurred by Client in connection with the defense or disposition of any suit in which Client is involved as a party if such suit is reasonably related to the Investment Adviser’s violation of its Standard of Care; and (b) all determinations with respect to indemnification hereunder shall be made by a final decision on the merits by a court or other body before whom the proceeding was brought that the Client is liable or not liable for any acts or omissions in connection with this Agreement. All determinations to advance payment in connection with the expense of defending any proceeding shall be made in accordance with Section 8(b) of the IMA.

5.	Confidentiality.

In addition to the confidentiality terms set forth in Section 10 of the IMA, the parties agree that before any disclosure of information otherwise subject to Section 10 of the IMA on the grounds that such information is required by law, the Investment Adviser, to the extent permitted under such applicable law or regulatory authority, shall so inform the Client and shall give the Client, to the greatest extent reasonably permitted and practicable, an opportunity to seek appropriate protection of such confidential information.

6.	Termination Upon Withdrawals.

Notwithstanding the language in Section 7 of the IMA, unless the Investment Adviser determines otherwise, any withdrawal that would bring the Sub-Account balance below the lesser of (i) $10,000,000 and (ii) 20% of the net asset value of the Sub-Account Assets as of the last month end before the Withdrawal Date shall be deemed a termination of the IMA with respect to the Sub-Account.

7.	Representations, Warranties and Covenants.

Each of the Client’s representations, warranties and covenants will be deemed repeated and reaffirmed (including with respect to the authorization of the Custodian by the Client to pay the Management Fees and Performance Fes directly to the Investment Adviser) as of the date this Supplemental Acknowledgement is executed.

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IN WITNESS WHEREOF, the parties hereto have caused the foregoing Supplemental Acknowledgment to be executed as of the date first stated above.

HOUSTON SPECIALTY INSURANCE COMPANY

By:	/s/ Kevin Westervelt
Name: Kevin Westervelt
Authorized Signatory

IMPERIUM INSURANCE COMPANY

By:	/s/ Kevin Westervelt
Name: Kevin Westervelt
Authorized Signatory

GREAT MIDWEST INSURANCE COMPANY

By:	/s/ Kevin Westervelt
Name: Kevin Westervelt
Authorized Signatory

ARENA INVESTORS, LP

By:	/s/ Lawrence Cutler
Name: Lawrence Cutler
Authorized Signatory

Execution Version

FEE EXHIBIT FOR INITIAL COMMITMENT

I.            Management Fee.

A monthly management fee of [***]% ([***]% per annum) of the net asset value of the Sub-Account shall be payable to the Investment Adviser on the first day of each month as discussed in Exhibit A (the “Management Fee”).

II.            Performance Fee.

Further for its services hereunder, the Investment Adviser will calculate amounts as of (A) the end of each Fiscal Year (i.e., December 31st) and (B) each Withdrawal Date, solely with respect to the amounts then withdrawn, [***]% (the “Performance Fee”) of any excess as of such date of the Closing Sub-Account Balance, over (x) the Opening Sub-Account Balance (including for both the Opening and Closing Sub-Account Balances the balance attributable to any Set Aside Portions) as of the beginning of the current Fiscal Year (or, the Effective Date, as applicable); provided, however, that the Performance Fee shall not be paid unless the Sub-Account has earned the Hurdle from the date of the last payment of a Performance Fee (or for the first payment date from the Effective Date of the Sub-Account), it being the intention that if the Sub-Account has earned the Hurdle the Investment Adviser shall accrue a full Performance Fee on all of the net profits of the Sub-Account.1 If the Hurdle has not been met for any Fiscal Period, no Performance Fee shall be paid for that Fiscal Period and entitlement to a Performance Fee shall be subject to meeting the Hurdle from the date a prior Performance Fee was paid or for the first payment date from the Effective Date of the Sub-Account. For these purposes:

“Closing Sub-Account Balance” means (i) for any Fiscal Period ending on December 31st or upon the date of termination of the Agreement, the Sub-Account balance as of the last business day of such Fiscal Period (as adjusted for any contributions or withdrawals during such period) or (ii) for any Fiscal Period ending as of a Withdrawal Date, the Sub-Account balance attributable to the amount of such withdrawal as of such Withdrawal Date.

“Fiscal Period” means the period beginning on the first business day of each calendar year (or the Effective Date for the first Fiscal Period) and ending on the earlier of the last business day of such calendar year (or the date of termination for the last Fiscal Period of the Sub-Account) and each Withdrawal Date.

“Hurdle” means a [***]% per annum increase in the actual Sub-Account value on any Fiscal Period end date above the net asset value as of the immediately preceding Fiscal Period end as to which a Performance Fee was paid (or for the first payment date from the Effective Date of the Sub-Account), as adjusted in good faith to eliminate the effect of additions to and withdrawals from the Sub-Account. Upon any withdrawal request from the Sub-Account, the Hurdle will be reduced pro rata based on the percentage of the Sub-Account sought to be withdrawn.

“Opening Sub-Account Balance” means (i) for any Fiscal Period beginning as of the Effective Date or the first business day of any calendar year, the Sub-Account balance as of such beginning date or (ii) for any Fiscal Period measured in connection with a withdrawal, the portion of the Sub-Account balance as of such beginning date attributable to the amount of such withdrawal.

1 Note that this does not include new capital contributions, as clarified in the definition of Closing Sub-Account Balance.